Filed Pursuant to Rule 424(b)(5)
Prospectus Supplement (to the Prospectus dated February 1, 2017)	Registration No. 333-215577

Up to $40,340,867 of Common Stock and
$605,991 of Shares of Common Stock as Commitment Shares

TOP SHIPS INC.

This prospectus supplement and accompanying prospectus relate to the issuance and sale of:
•
Up to $40.3 million of shares of our common stock that we may sell from time to time to Kalani Investments Limited, or the Investor, over the next 21 months under an amended purchase agreement, of which $18.5 million of common shares have already been sold.  Effective April 27, 2017, we entered into a fourth amendment to the initial purchase agreement, which we refer to as the Fourth Amendment, to increase the aggregate amount of our common shares that may be sold.  We refer to the initial purchase agreement, as amended, as the Purchase Agreement.

•	$605,991 of shares of our common stock as a commitment fee in consideration for entering into the Purchase Agreement, of which $305,991 of common shares have already been issued.
This prospectus supplement and accompanying prospectus also cover the resale of these shares by the Investor to the public. The Investor may offer all or part of these shares for resale from time to time through public or private transactions, at either prevailing market prices or at privately negotiated prices. We provide more information about how the Investor may sell its shares of common stock in the section titled "Plan of Distribution" on page S-24. The Investor is an "underwriter" within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended, or the Securities Act.
Our common shares are listed on The Nasdaq Capital Market, or Nasdaq, under the symbol "TOPS".  The last reported sale price of our common shares on Nasdaq on April 26, 2017 was $0.40 per share.
Investing in our common stock involves a high degree of risk. Please see the section entitled "Risk Factors" on page S-10 of this prospectus supplement and the risk factors beginning on page 4 of the accompanying prospectus for certain risks and uncertainties you should consider.
Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is April 27, 2017.

Table of Contents

PROSPECTUS SUPPLEMENT
ABOUT THIS PROSPECTUS SUPPLEMENT	1
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	1
ENFORCEABILITY OF CIVIL LIABILITIES	3
PROSPECTUS SUPPLEMENT SUMMARY	4
THE OFFERING	7
RISK FACTORS	10
USE OF PROCEEDS	14
CAPITALIZATION	15
DESCRIPTION OF CAPITAL STOCK	17
TAX CONSIDERATIONS	26
PLAN OF DISTRIBUTION	27
EXPENSES	30
LEGAL MATTERS	31
EXPERTS	31
WHERE YOU CAN FIND ADDITIONAL INFORMATION	31

PROSPECTUS

SUMMARY	1
RISK FACTORS	4
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	5
RATIO OF EARNINGS TO FIXED CHARGES	6
USE OF PROCEEDS	7
CAPITALIZATION	8
PRICE RANGE OF COMMON SHARES	9
PLAN OF DISTRIBUTION	10
SELLING SECURITYHOLDER	12
DESCRIPTION OF CAPITAL STOCK	13
DESCRIPTION OF DEBT SECURITIES	23
DESCRIPTION OF WARRANTS	29
DESCRIPTION OF PURCHASE CONTRACTS	30
DESCRIPTION OF RIGHTS	31
DESCRIPTION OF UNITS	32
ENFORCEABILITY OF CIVIL LIABILITIES	33
EXPENSES	34
LEGAL MATTERS	34
EXPERTS	34
WHERE YOU CAN FIND ADDITIONAL INFORMATION	34
GOVERNMENT FILINGS	34

ABOUT THIS PROSPECTUS SUPPLEMENT
This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or the Commission, utilizing a "shelf" registration process. This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and the common stock offered hereby and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part, the accompanying base prospectus, gives more general information and disclosure about our securities that we may offer from time to time, some of which does not apply to this offering of common stock offered hereby. When we refer to the prospectus, we are referring to both parts combined, and when we refer to the accompanying prospectus, we are referring to the base prospectus.
If the description of this offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement. This prospectus supplement, the accompanying prospectus and the documents incorporated into each by reference include important information about us and our common stock being offered and other information you should know before investing. You should read this prospectus supplement and the accompanying prospectus together with the additional information described under the heading, "Where You Can Find Additional Information" in this prospectus supplement and the accompanying prospectus before investing in our common stock.
Any statement made in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document that is also incorporated by reference into this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.
You should rely only on the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus relating to this offering. We have not authorized anyone to provide you with information that is different. If anyone provides you with different or inconsistent information, you should not rely on it. We are offering to sell the common stock offered hereby only in jurisdictions where offers and sales are permitted. The information contained in or incorporated by reference in the prospectus is accurate only as of the date such information was issued, regardless of the time of delivery of the prospectus or any sale of the common stock offered hereby.
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
The Private Securities Litigation Reform Act of 1995 provides safe harbor protections for forward-looking statements in order to encourage companies to provide prospective information about their business. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts.
We desire to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are including this cautionary statement in connection with this safe harbor legislation. This document and any other written or oral statements made by us or on our behalf may include forward-looking statements, which reflect our current views with respect to future events and financial performance. The words "anticipate," "believe," "expect," "intend," "estimate," "forecast," "project," "plan," "potential," "may," "should," and similar expressions identify forward-looking statements. We caution that assumptions, expectations, projections, intentions and beliefs about future events may and often do vary from actual results and the differences can be material.
The forward-looking statements in this prospectus are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, management's examination of historical operating trends, data contained in our records and other data available from third parties. Although we believe that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies that are difficult or impossible to predict and are beyond our control, we cannot assure you that we will achieve or accomplish the expectations, beliefs or projections described in the forward-looking statements contained in this report. All statements in this prospectus that are not statements of historical fact are forward-looking statements.

Important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include the following:
•
our ability to maintain or develop new and existing customer relationships with major refined product importers and exporters, major crude oil companies and major commodity traders, including our ability to enter into long-term charters for our vessels;

•	our future operating and financial results;
•	oil and chemical tanker industry trends, including charter rates and vessel values and factors affecting vessel supply and demand;
•	our ability to take delivery of, integrate into our fleet, and employ newbuildings we may order in the future and the ability of shipyards to deliver vessels on a timely basis;
•	the aging of our vessels and resultant increases in operation and drydocking costs;
•	the ability of our vessels to pass classification inspections and vetting inspections by oil majors and big chemical corporations;
•	significant changes in vessel performance, including increased vessel breakdowns;
•	the creditworthiness of our charterers and the ability of our contract counterparties to fulfill their obligations to us;
•	our ability to repay outstanding indebtedness, to obtain additional financing and to obtain replacement charters for our vessels, in each case, at commercially acceptable rates or at all;
•	changes to governmental rules and regulations or actions taken by regulatory authorities and the expected costs thereof;
•	potential liability from litigation and our vessel operations, including discharge of pollutants;
•	changes in general economic and business conditions;
•	general domestic and international political conditions, potential disruption of shipping routes due to accidents, political events or acts by terrorists;
•	changes in production of or demand for oil and petroleum products and chemicals, either globally or in particular regions;
•	the strength of world economies and currencies, including fluctuations in charterhire rates and vessel values; and
•	other important factors described from time to time in the reports filed by us with the Commission.
We refer you to the section entitled "Risk Factors," beginning on page S-10 of this prospectus supplement, on page 4 of the accompanying prospectus and on page 7 of our most recent Annual Report on Form 20-F, which is incorporated by reference herein, for a more complete discussion of these risks and uncertainties and for other risks and uncertainties. These factors and the other risk factors described in this prospectus supplement are not necessarily all of the important factors that could cause actual results or developments to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors also could harm our results. Consequently, there can be no assurance that actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, us. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements.

Forward-looking statements reflect only as of the date on which they are made. We will not update any forward-looking statements to reflect future events, developments, or other information. If we do update one or more forward-looking statements, no inference should be drawn that additional updates will be made regarding that statement or any other forward-looking statements.
ENFORCEABILITY OF CIVIL LIABILITIES
We are incorporated under the laws of the Republic of the Marshall Islands and our principal executive office is located outside of the United States in Greece. Some of our directors, officers and the experts named in this prospectus supplement reside outside the United States. In addition, a substantial portion of our assets and the assets of certain of our directors, officers and experts are located outside of the United States. As a result, it may be difficult or impossible for U.S. investors to serve process within the United States upon us or any of these persons. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in United States courts against us or these persons in any action, including actions based upon the civil liability provisions of United States federal or state securities laws.
Furthermore, there is substantial doubt that courts in the countries in which we or our subsidiaries are incorporated or where our assets or the assets of our subsidiaries, directors or officers and such experts are located (i) would enforce judgments of U.S. courts obtained in actions against us or our subsidiaries, directors or officers and such experts based upon the civil liability provisions of applicable U.S. federal and state securities laws or (ii) would enforce, in original actions, liabilities against us or our subsidiaries, directors or officers and such experts based on those laws.

PROSPECTUS SUPPLEMENT SUMMARY
This summary highlights information that appears elsewhere in this prospectus supplement or in the documents incorporated by reference herein and is qualified in its entirety by the more detailed information, including the financial statements that appear in the documents incorporated by reference. This summary may not contain all of the information that may be important to you. As an investor or prospective investor, you should review carefully the entire prospectus supplement, including the risk factors, and the more detailed information that is included herein and in the documents incorporated by reference herein.
Unless the context otherwise requires, as used in this prospectus supplement, the terms "Company," "we," "us," and "our" refer to TOP SHIPS INC. and all of its subsidiaries. We use the term deadweight ton, or dwt, in describing the size of vessels. Dwt, expressed in metric tons each of which is equivalent to 1,000 kilograms, refers to the maximum weight of cargo and supplies that a vessel can carry. Our reporting currency is in the U.S. dollar and all references in this prospectus supplement to "$" or "dollars" are to U.S. dollars. Further, unless otherwise indicated, the information presented in this prospectus supplement gives effect to a one-for-ten reverse stock split of our issued and outstanding common shares effective on February 22, 2016.
Our Company

We are an international owner and operator of modern, fuel efficient eco medium range, or MR, tanker vessels focusing on the transportation of crude oil, petroleum products (clean and dirty) and bulk liquid chemicals. As of the date of this prospectus, our fleet consists of two chartered-in 49,737 dwt product/chemical tankers vessels, the M/T Stenaweco Energy and the M/T Stenaweco Evolution, two 39,208 dwt product/chemical tankers vessels, the M/T Eco Fleet and the M/T Eco Revolution, and two 49,737 dwt product/chemical tankers, the M/T Stenaweco Excellence and M/T Nord Valiant. We also own a 49% interest in a corporation that owns a 50,118 dwt product/chemical tanker, the M/T Stenaweco Elegance, and 49% interests in two corporations that each own a 50,000 dwt newbuilding product/chemical scheduled for delivery from Hyundai Mipo Dockyard Co., Ltd., or Hyundai, in January 2018 and April 2018, respectively. In addition we acquired from Lax Trust, a 100% ownership interest in Astarte International Inc., a Marshall Islands corporation, or Astarte. Astarte is currently a party to a newbuilding contract for the construction of Hull No 2648, a 50,000 dwt newbuilding product/chemical scheduled for delivery from Hyundai in July 2018.
We intend to continue to review the market in order to identify potential acquisition targets on accretive terms.
We believe we have established a reputation in the international ocean transport industry for operating and maintaining vessels with high standards of performance, reliability and safety. We have assembled a management team comprised of executives who have extensive experience operating large and diversified fleets of tankers and who have strong ties to a number of national, regional and international oil companies, charterers and traders.
Our Fleet
The following tables present our fleet list as of the date of this prospectus supplement:
Chartered-in fleet:

Name	Deadweight	Charterer	Charter Duration	Expiry of Firm Charter Period	Gross Rate fixed period/ options*
M/T Stenaweco Energy	49,737	Stena Weco A/S	5.5+1+1 years	February 2020	$16,500** / $17,350 / $18,100
M/T Stenaweco Evolution	49,737	Stena Weco A/S	5+1+1 years	April 2020	$16,200*** / $17,200 / $18,000

*	Options may be exercised at the charter's option.
**	$14,600 commencing from January 1, 2017 until June 30, 2018. Thereafter the rate will be $16,500 until February 25, 2020.
***	$14,600 commencing from May 1, 2017 until April 30, 2018. Thereafter the rate will be $16,200 from May 1, 2018 until April 3, 2019. From April 4, 2019 to April 4, 2020 the rate is $16,350.

Operating fleet*:

Name	Deadweight	Charterer	Charter Duration	Expiry of Firm Charter Period	Gross Rate fixed period/ options**
M/T Eco Fleet	39,208	BP Shipping Limited	3+1+1 years	July 2018	$15,200 / $16,000 / $16,750
M/T Eco Revolution	39,208	BP Shipping Limited	3+1+1 years	January 2019	$15,200 / $16,000 / $16,750
M/T Stenaweco Excellence	49,737	Stena Weco A/S	3+1+1 years	May 2019	$16,200 / $17,200 / $18,000
M/T Nord Valiant	49,737	DS Norden A/S	5+1+1 years	August 2021	$16,800 / $17,600 / $18,400

*          We have also acquired, through our wholly-owned subsidiary, a 49% ownership interest in Eco Seven Inc., or Eco Seven. Eco Seven currently owns the M/T Stenaweco Elegance, a 50,118 dwt product/chemical tanker that was delivered from Hyundai Mipo Dockyard Co. Ltd. on February 28, 2017. Eco Seven is also a party to a time charter agreement that commenced upon the vessel's delivery at a rate of $16,500 per day for the first three years, and at the charterer's option, $17,500 for the first optional year and $18,500 for the second optional year. For more information, please see Recent Developments below and "Item 4. Information on the Company—A. History and Development of the Company-Recent Developments" from our Annual Report on Form 20-F for the year ended December 31, 2016.

**          Options may be exercised at the charterer's option.

We have also acquired, through our wholly-owned subsidiaries, 49% ownership interests in Eco Nine Inc., a Marshall Islands corporation, or Eco Nine, and City of Athens Inc., a Marshall Islands corporation, or City of Athens, respectively. Both Eco Nine and City of Athens are wholly-owned subsidiaries of the Lax Trust, an irrevocable trust established for the benefit of certain family members of Mr. Evangelos Pistiolis, our President, Chief Executive Officer and Director, or the Lax Trust. Eco Nine is currently a party to a newbuilding contract for the construction of Hull No S-444, a 50,000 dwt newbuilding product/chemical scheduled for delivery from Hyundai in April 2018.  City of Athens is currently a party to a newbuilding contract for the construction of Hull No S-443, a 50,000 dwt newbuilding product/chemical scheduled for delivery from Hyundai in January 2018. In addition we acquired from Lax Trust, a 100% ownership interest in Astarte. Astarte is currently a party to a newbuilding contract for the construction of Hull No 2648, a 50,000 dwt newbuilding product/chemical scheduled for delivery from Hyundai in July 2018. For more information, please see "—Recent Developments" below.

Recent Developments

From February 2 to April 26, 2017 the Company sold an aggregate of 26,646,482 shares of its common stock to the Investor under the Purchase Agreement, resulting in aggregate gross proceeds to the Company of $18.5 million, and issued an aggregate of 279,001 shares as a commitment fee to the Investor. During this time the Purchase Agreement was amended three times in order to increase the amount of the offering and the commitment fee.
On March 22, 2017, the Company issued a $5.0 million 4% Original Issue Discount Promissory Note to the Investor for cash consideration of $4.8 million, with a mandatory redemption no later than October 7, 2017, and as of April 26, 2017 the balance has been reduced to $1.2 million. In relation to the 6% Original Issue Discount Promissory Note to the Investor issued on February 6, 2017, the balance as of April 26, 2017 has been reduced to $0.5 million.
On March 27, 2017, our board of directors granted to CSM a performance incentive fee of $1.25 million for its dedication and provision to the company of high quality ship management and newbuilding supervision services during 2016, pursuant to the management agreement between CSM and the company.
On March 27, 2017, our board of directors granted to our executive officers a bonus of $1.5 million as incentive compensation, in consideration of the successful completion of the Company's newbuilding program in 2016.
On March 28, 2017, the Company entered into a Note Purchase Agreement with the Investor, pursuant to which the Company issued an unsecured promissory note in the principal amount of $10 million for a cash consideration of $10 million, with a mandatory redemption no later than August 25, 2017, and as of April 26, 2017 the balance has been reduced to $4.5 million.
On March 30, 2017, we, through our wholly-owned subsidiary, Style Maritime Ltd., acquired another 9% ownership interest in Eco Seven Inc., a Marshall Islands corporation, or Eco Seven, from Malibu Shipmanagement Co., an affiliated party Marshall Islands corporation and wholly-owned subsidiary of the Lax Trust for an aggregate purchase price of $1.5 million, pursuant to an addendum to the original share purchase agreement dated February 20, 2017, or the Eco Seven Extended Transaction.  Pursuant to the Eco Seven Extended Transaction our ownership interest in Eco Seven has increased to 49%. Eco Seven currently owns M/T Stenaweco Elegance, a 50,118 dwt product/chemical tanker that was delivered from Hyundai on February 28, 2017.

On March 30, 2017, we, through our wholly-owned subsidiary, Lyndon International Co., acquired a 49% ownership interest in City of Athens Inc., a Marshall Islands corporation, or City of Athens, from Fly Free Company, an affiliated party Marshall Islands corporation which is a wholly-owned subsidiary of the Lax Trust, for an aggregate purchase price of $4.2 million, pursuant to a share purchase agreement, or the City of Athens Transaction.  City of Athens currently owns Hull No S-443, a 50,000 dwt newbuilding product/chemical scheduled for delivery from Hyundai Mipo Dockyard Co., Ltd., or Hyundai, in January 2018.
On March 30, 2017, we, through our wholly-owned subsidiary, Gramos Shipping Company Co., acquired a 49% ownership interest in Eco Nine Inc., a Marshall Islands corporation, or Eco Nine, from Maxima International Co., an affiliated party Marshall Islands corporation which is a wholly-owned subsidiary of the Lax Trust, for an aggregate purchase price of $3.5 million, pursuant to a share purchase agreement, or the Eco Nine Transaction.  Eco Nine currently owns Hull No S-444, a 50,000 dwt newbuilding product/chemical scheduled for delivery from Hyundai Mipo Dockyard Co., Ltd., or Hyundai, in April 2018.
On April 5, 2017, we entered into a note purchase agreement and issued an unsecured promissory note to Kalani in the principal amount of $7.7 million for cash consideration of $7.7 million, with a mandatory redemption no later than September 4, 2017.  As of April 26, 2017, the balance under this promissory note is $1.7 million.
During April 2017, NORD/LB, as defined below, agreed to provide a waiver for the breach of the loan covenant that requires that any member of the family of Mr. Evangelos Pistiolis, our President, Chairman and Chief Executive Officer, maintains an ownership interest (either directly and/or indirectly through companies beneficially owned by any member of the Pistiolis family and/or trusts or foundations of which any member of the Pistiolis family are beneficiaries) of 20% of our issued and outstanding common shares.
On April 21, 2017 we were informed by ABN AMRO, as defined below, that we are currently in breach of the loan covenant that requires that any member of the family of Mr. Evangelos Pistiolis, our President, Chairman and Chief Executive Officer, maintains an ownership interest (either directly and/or indirectly through companies beneficially owned by any member of the Pistiolis family and/or trusts or foundations of which any member of the Pistiolis family are beneficiaries) of 30% of our issued and outstanding common shares. We are currently exploring different options for remedying this breach and we will proceed with actions that we believe will remediate this breach. Our lender requested that either the family of Mr. Evangelos Pistiolis maintain an ownership interest of at least 30% of the issued and outstanding common shares or maintain a voting rights interest of above 50%.  In order to regain compliance with the loan covenant, the Board authorized the Company on April 27, 2017 to create a new class of non-convertible preferred shares and grant 100,000 of these preferred shares to the Pistiolis family, which will contain one thousand (1,000) votes per share, or the Series D Preferred Shares. The Series D Preferred Shares will have no dividend or other economic rights and will be non-transferable and must be held by Mr. Pistiolis or his family.
On April 26, 2017, we acquired a 100% ownership interest in Astarte from Indigo Maritime Ltd, a Marshall Islands corporation and wholly-owned subsidiary of the Lax Trust, for an aggregate purchase price of $6.0 million, or the Astarte Transaction. Astarte is currently a party to a newbuilding contract for the construction of Hull No 2648, a 50,000 dwt newbuilding product/chemical scheduled for delivery from Hyundai in July 2018.
The Eco Seven Extended Transaction, the City of Athens Transaction, the Astarte Transaction and the Eco Nine Transaction were approved by a special committee of the Company's board of directors, or the Transaction Committee, of which the majority of the directors were independent. In the course of its deliberations, the Transaction Committee hired and obtained a fairness opinion from an independent financial advisor.
Corporate Information

Our predecessor, Ocean Holdings Inc., was formed as a corporation in January 2000 under the laws of the Republic of the Marshall Islands and renamed Top Tankers Inc. in May 2004. In December 2007, Top Tankers Inc. was renamed Top Ships Inc.
Our common stock is currently listed on the Nasdaq Capital Market under the symbol "TOPS." The current address of our principal executive office is 1 Vasilisis Sofias and Megalou Alexandrou Str, 15124 Maroussi, Greece. The telephone number of our registered office is +30 210 812 8000. Our corporate website address is www.topships.org. The information contained on our website does not constitute part of this prospectus.

THE OFFERING
Issuer	TOP Ships Inc., a Marshall Islands corporation

Common shares outstanding as of April 26, 2017	34,893,218 common shares

Common shares to be offered
•      Up to $40.3 million of shares of our common stock that we may sell from time to time to the Investor over the next 21months under the Purchase Agreement, of which $18.5 million of common shares have already been sold.  Effective April 27, 2017, we entered into the Fourth Amendment to increase the aggregate amount of our common shares that may be sold.

•      $605,991 of shares of our common stock as a commitment fee in consideration for entering into the Purchase Agreement, of which $305,991 of common shares have already been issued

Preferred Share Purchase Rights	Our common shares include preferred share purchase rights, as described in the section of the accompanying prospectus supplement entitled "Description of Capital Stock—Stockholders Rights Agreement."

Use of proceeds
We will use the net proceeds from the sale of the common stock offered by this prospectus supplement for general corporate purposes. We expect that the maximum net proceeds of this offering will be up to approximately $39.5 million, after deducting estimated issuance costs and commissions of approximately $0.8 million. We have already sold 26,646,482 common shares under this prospectus supplement for aggregate gross proceeds of $18.5 million.

Risk Factors
Investing in our common stock involves a high degree of risk. See "Risk Factors" beginning on page S-10 of this prospectus supplement and page 4 of the accompanying prospectus and in our Annual Report on Form 20-F for the fiscal year ended December 31, 2016, filed with the Commission on March 14, 2017 and incorporated by reference herein, to read about the risks you should consider before purchasing our common stock.

Tax Considerations
For a discussion of the principal U.S. federal income tax and Marshall Islands tax considerations associated with our operations and the acquisition, ownership and disposition of our common stock see "Taxation" in our Annual Report on Form 20-F for the fiscal year ended December 31, 2016.

Listing	The primary trading market for our common stock is the Nasdaq Capital Market, where our common shares are listed under the symbol "TOPS."

Fourth Amendment to the Purchase Agreement
On April 27, 2017, which we refer to as the Effective Date, we entered into the Fourth Amendment with the Investor, which further amended the Purchase Agreement to: (i) increase the maximum amount of our common shares we may sell to the Investor under the Purchase Agreement from $20.3 million to $40.3 million, (ii) lower the minimum floor price, or the Floor Price, which is the lowest price at which the Company may sell Shares to the Investor under the Purchase Agreement, from $0.50 per share to $0.216 per share (not taking into account the discount factor of 93.0% discussed below), unless the Company and the Investor mutually agree otherwise, and (iii) provide for the issuance of an additional 809,498 shares of our common stock, or the Additional Commitment Shares, to the Investor as an additional commitment fee for entering into the Fourth Amendment (such number of Additional Commitment Shares calculated by dividing (A) $300,000, or 1.5% of the $20.0 million increase of the Investor's total commitment under the Purchase Agreement as a result of the Fourth Amendment, by (B) $0.3706, representing 93% of the lowest volume weighted average price of our common shares during the eight trading days immediately preceding the Effective Date.

As a result of the Fourth Amendment, the Purchase Agreement now provides that, upon the terms and subject to the conditions set forth therein, the Investor is committed to purchase up to $40.3 million, which we refer to as the Total Commitment, worth of our common stock over the 24-month term of the Purchase Agreement, of which $18.5 million of our common shares have been sold to the Investor as of the date of this prospectus supplement. As of the date of this prospectus supplement, we have issued an aggregate of $305,991 of our common shares to the Investor as commitment shares. Accordingly, approximately $21.8 million of shares of our common stock remain available to be sold by us under the Purchase Agreement over the next 21 months, and we will promptly issue to the Investor the 809,498 Additional Commitment Shares.
From time to time over the term of the Purchase Agreement, we may, in our sole discretion, provide the Investor with draw down notices, each referred to as a Fixed Request Notice, to purchase a specified amount of shares of our common stock, which we refer to as the Fixed Amount Requested, over an eight consecutive trading day period commencing on the trading day specified in the applicable Fixed Request Notice, which we refer to as the Pricing Period, with each fixed request subject to the limitations discussed below. The maximum amount requested to be purchased pursuant to any single Fixed Request Notice cannot exceed (i) $50,000, if the volume weighted average price, or VWAP, of the common stock is greater than $0.75 per share on the trading day immediately preceding the applicable date on which we deliver the Fixed Request Notice, or the Fixed Request Exercise Date, and (ii) $10,000, if the VWAP of our common stock is equal to or below $0.75 per share on the trading day immediately preceding the applicable Fixed Request Exercise Date, which we refer to as the Maximum Fixed Amount Requested, unless we and the Investor mutually agree.
Once presented with a Fixed Request Notice, the Investor is required to purchase a pro rata portion of the Fixed Request Amount during the applicable Pricing Period for those trading days on which the VWAP equals or exceeds an applicable floor price, or the Floor Price, provided, however, that at no time shall the Floor Price be lower than $0.216 per share unless the Company and the Investor mutually agree otherwise. The per share purchase price for the shares of our common stock subject to a Fixed Request Notice will be equal to the product of a discount factor of 93.0% multiplied by the lowest daily VWAP that equals or exceeds the applicable Floor Price during the applicable Pricing Period. If the VWAP falls below the applicable Floor Price on any trading day during the applicable Pricing Period, the Purchase Agreement provides that the Investor will not be required to purchase the pro rata portion of the applicable Fixed Price Request Amount allocated to that trading day unless the Investor elects to purchase those shares at the Floor Price multiplied by the discount factor of 93.0%. Each purchase pursuant to a Fixed Request will reduce, on a dollar-for-dollar basis, the Total Commitment under the Purchase Agreement. The payment for, against subsequent delivery of, Shares in respect of each Fixed Request shall be settled on the second trading day next following the last trading day of each Pricing Period, or on such earlier date as the parties may mutually agree, or the Settlement Date.
We are prohibited from issuing a Fixed Request Notice if (i) the amount requested in such Fixed Request Notice exceeds the Maximum Fixed Amount Requested, (ii) the sale of shares of our common stock pursuant to such Fixed Request Notice would cause us to issue or sell or the Investor to acquire or purchase an aggregate dollar value of shares of our common stock that would exceed $40.3 million, or (iii) the sale of shares of our common stock pursuant to the Fixed Request Notice would cause the Investor to purchase an aggregate number of shares of our common stock which would result in beneficial ownership by the Investor of more than 4.99% of our common stock (as calculated pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the rules and regulations thereunder). We cannot make more than one Fixed Request in any Pricing Period and must allow five trading days to elapse between the completion of a Pricing Period and the commencement of a Pricing Period for any other fixed request, unless mutually agreed by both parties.

With respect to any Pricing Period, the Company may in its sole discretion grant to the Investor the right, in the Investor's sole discretion, to purchase, from time to time during the Pricing Period, all or any portion of an additional amount of common stock, or the Optional Amount. The Optional Amount and the applicable floor price with respect to such Optional Amount, or the Optional Amount Floor Price, which may be the same or different to the Floor Price with respect to the applicable Fixed Request Notice, shall be set forth in the applicable Fixed Request Notice. The purchase price for any portion of the Optional Amount that the Investor chooses to purchase will be equal to the product of a discount factor of 93.0% multiplied by the Optional Amount Floor Price applicable to such Optional Amount. Each daily Optional Amount exercise shall be aggregated during the Pricing Period and settled on the Settlement Date for the applicable Fixed Request. The Optional Amount Floor Price designated by the Company in its Fixed Request Notice shall apply to each exercise of all or any portion of the Optional Amount during the applicable Pricing Period.

The Purchase Agreement contains customary representations, warranties, covenants and conditions by, among and for the benefit of the parties. The Purchase Agreement may be terminated at any time by the mutual written consent of the parties. Unless earlier terminated, the Purchase Agreement will terminate automatically on the earliest of (i) the first day of the month next following the 24-month anniversary of the Effective Date, (ii) the date that the entire dollar amount of common stock registered under the registration statement to which this prospectus supplement is a part has been issued and sold and (iii) the date the Investor shall have purchased or acquired shares of our common stock pursuant to the Purchase Agreement equal to the Total Commitment. Under certain circumstances set forth in the Purchase Agreement, we and the Investor each may terminate the Purchase Agreement on one trading day's prior written notice to the other without fee, penalty or cost.

We will pay to the Investor an aggregate commitment fee for entering into the Purchase Agreement equal to $605,991of shares of our common stock, of which (i) $305,991 of common shares have already been issued to the Investor and (ii) $300,000 of which is issuable in connection with the Fourth Amendment by the issuance of 809,498 Additional Commitment Shares to the Investor (such number of Additional Commitment Shares calculated by dividing (A) $300,000, or 1.5% of the $20.0 million increase of the Investor's Total Commitment under the Purchase Agreement as a result of the Fourth Amendment, by (B) $0.3706, representing 93% of the lowest volume weighted average price of our common shares during the eight trading days immediately preceding the Effective Date). We also agreed to pay up to an aggregate of $85,000 of reasonable attorneys' fees and expenses (exclusive of disbursements and out-of-pocket expenses) incurred by the Investor in connection with the preparation, negotiation, execution and delivery of the Purchase Agreement and related transaction documentation, of which $10,000 was incurred and paid in connection with the Fourth Amendment.  Further, if we issue a Fixed Request Notice and fail to deliver the shares of our common stock to the Investor on the applicable settlement date, and such failure continues for 10 trading days, we agreed to pay the Investor, in addition to all other remedies available to the Investor under the Purchase Agreement, an amount in cash equal to 2.0% of the purchase price of such shares for the first 30-day period the shares of our common stock are not delivered and an additional 2.0% for each additional 30-day period thereafter until such shares are delivered. Additionally, on each Settlement Date the Investor is entitled to withhold a draw down fee equal to 1.0% of the total payment to the Company.

We have agreed to indemnify the Investor and certain other persons, and the Investor has agreed to indemnify us and certain other persons, in each case against certain liabilities in connection with the offering of shares of common stock offered hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the Commission this indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

For the definitions herein please refer to the initial Purchase Agreement filed as an exhibit to our Report on Form 6-K filed with the SEC on February 2, 2017.

RISK FACTORS
 We have identified a number of risk factors which you should consider before investing in our common stock. You should consider carefully the risks set forth below, those risk factors set forth under the heading "Risk Factors" in our Annual Report on Form 20-F incorporated by reference in this prospectus supplement and in any other documents we have incorporated by reference in this prospectus supplement, as well as those under the heading "Risk Factors" in the accompanying prospectus dated February 1, 2017 before investing in the common stock offered hereby. The occurrence of one or more of these risk factors could adversely affect our results of operations or financial condition.
Due to the recent issuances and sales of our common shares we may not be in compliance with the covenants contained in one of our secured credit facilities and were recently informed that we are currently in breach of a covenant.

Our secured credit facility for $64.4 million with ABN Amro Bank N.V. ("ABN Amro") and our secured credit facility for $23.2 million with Norddeutsche Landesbank Girozentrale ("NORD/LB"), or our Secured Credit Facilities, each require that any member of the family of Mr. Evangelos Pistiolis, our President, Chairman and Chief Executive Officer, maintain an ownership interest (either directly and/or indirectly through companies beneficially owned by any member of the Pistiolis family and/or trusts or foundations of which any member of the Pistiolis family are beneficiaries) of 30% and 20% of our issued and outstanding common shares, respectively. As of the latest Schedule 13D/A filed by the Lax Trust and other related parties, the members of Mr. Pistiolis' family may be deemed to beneficially own, via the Lax Trust, 3,436,551 of our common shares or, upon exercise by Lax Trust of Warrants held by Race Navigation Inc. and upon the conversion into our common shares of the outstanding principal of the convertible loan between the Company and Family Trading Inc., 11,514,051 of our common shares, which is approximately 9.8% or 26.8% of our issued and outstanding common shares, respectively.
While NORD/LB has agreed to provide a waiver for the breach of this covenant until the end of 2017, we were also recently informed by ABN Amro that we are currently in breach of the covenant described above and in order to remedy the breach of the loan covenant with ABN AMRO, we have received authorization from our Board to issue the Series D Preferred Shares.  If we do not cure such breach or such breach is not waived or modified by our lenders, then such breach may provide our lenders with the right to accelerate our indebtedness and foreclose their liens on our assets securing the credit facilities, which would impair our ability to continue to conduct our business. In addition our lenders may among other things, require us to post additional collateral, enhance our equity and liquidity, increase our interest payments, and sell vessels in our fleet.
Furthermore, certain of our debt agreements, sale and leaseback agreements and preferred share agreements contain cross-default provisions that may be triggered by a default under one of our other debt agreements. A cross default provision means that a default on one loan would result in a default on certain of our other loans. The occurrence of any event of default, or our inability to obtain a waiver from our lenders in the event of a default, could result in certain or all of our indebtedness being accelerated or the foreclosure of the liens on our vessels by our lenders as described above. If our secured indebtedness is accelerated in full or in part, it would be very difficult in the current financing environment for us to refinance our debt or obtain additional financing and we could lose our vessels and other assets securing our credit facilities if our lenders foreclose their liens, which would adversely affect our ability to conduct our business.
Moreover, in connection with any waivers of or amendments to our credit facilities that we may obtain in the future, our lenders may impose additional operating and financial restrictions on us or modify the terms of our existing credit facilities. These restrictions may further restrict our ability to, among other things, pay dividends, make capital expenditures or incur additional indebtedness, including through the issuance of guarantees. Our lenders may also require the payment of additional fees, require prepayment of a portion of our indebtedness to them, accelerate the amortization schedule for our indebtedness and increase the interest rates they charge us on our outstanding indebtedness.

Newbuilding projects are subject to risks that could cause delays.

As of the date of this prospectus supplement, we own 49% interests in two corporations that are parties to shipbuilding contracts for two newbuilding vessels scheduled to be delivered from Hyundai in the first and second quarters of 2018, respectively and another 100% interest in a corporation that is a party to a shipbuilding contract for one newbuilding vessel scheduled to be delivered from Hyundai in the third quarter of 2018.  See "Prospectus Summary—Recent Developments." Newbuilding construction projects are subject to risks of delay inherent in any large construction project caused by numerous factors, including shortages of equipment, materials or skilled labor, unscheduled delays in the delivery of ordered materials and equipment or shipyard construction, failure of equipment to meet quality and/or performance standards, financial or operating difficulties experienced by equipment vendors or the shipyard, unanticipated actual or purported change orders, inability to obtain required permits or approvals, design or engineering changes and work stoppages and other labor disputes, adverse weather conditions, bankruptcy or other financial crisis of the shipyard, a backlog of orders at the shipyard, or any other events of force majeure. A shipyard's failure to complete the project on time may result in the delay of revenue from the vessel. Any such failure or delay could have a material adverse effect on our operating results as we will continue to incur other costs to operate our business.

Our strategic relationships subject us to risks that could adversely affect our business, financial condition and results of operations.

We and Malibu Shipmanagement Co. own 49% and 51%, respectively, of Eco Seven Inc., a Marshall Islands corporation that owns a 50,118 dwt product/chemical tanker, the M/T Stenaweco Elegance.  We also own 49% of City of Athens Inc. and ECO Nine Inc., Marshall Islands corporations that are each a party to a newbuilding contract for a 50,000 dwt newbuilding product/chemical scheduled for delivery from Hyundai Mipo Dockyard Co., Ltd., or Hyundai, in January 2018 and April 2018, respectively. Fly Free Company and Maxima International Co. own the other 51% of City of Athens Inc. and ECO Nine Inc., respectively.  Malibu Shipmanagement Co., Fly Free Company and Maxima International Co. are wholly-owned subsidiaries of the Lax Trust.

These strategic relationships are subject to various risks that could adversely affect the value of our investments and our results of operations and financial condition. These risks include, but are not limited to, the following:

•
our interests could diverge from our partners' interests or we may not agree with our strategic partners on ongoing activities or on the amount, timing or nature of further investments in the relationship;

•	our control over the operations of Eco Seven Inc., City of Athens Inc. and ECO Nine Inc. is limited, especially because we have a minority interest in the strategic arrangements;
•	due to financial constraints, our strategic partners may be unable to meet their commitments to us;
•	due to differing long-term business goals, our partners may decide not to join us in funding capital investment by our business ventures, which may result in higher levels of cash expenditures by us;
•	we may experience difficulties or delays in collecting amounts due to us from our strategic partners;
•	the terms of our arrangements may turn out to be unfavorable; and
•	changes in tax, legal or regulatory requirements may necessitate changes in the agreements with our strategic partners.
Further, in spite of performing customary due diligence prior to entering into the aforementioned strategic relationships, we cannot guarantee full disclosure of prior acts or omissions of the sellers or those with whom we enter into strategic arrangements. If our strategic relationships are unsuccessful or there are unanticipated changes in, or termination of, our strategic relationships, our business, results of operations and financial condition may be adversely affected.
Our management team will have broad discretion over the use of the net proceeds from this offering.

Our management will use its discretion to direct the net proceeds from this offering. We will use the net proceeds from the sale of the common stock offered by this prospectus supplement for general corporate purposes. Our management's judgments may not result in positive returns on your investment and you will not have an opportunity to evaluate the economic, financial or other information upon which our management bases its decisions.
We have already sold 26,646,482 common shares and issued 279,001 common shares as a commitment under the Purchase Agreement. Investors may experience significantly more dilution as a result of this offering and future offerings, and the proceeds from this offering could be significantly lower than $21.8 million.

We have already sold and may sell large quantities of our common stock at any time pursuant to this prospectus supplement or one or more separate offerings.  We are expanding this offering by approximately $20.0 million and adding $300,000 to the commitment fee.  We also have outstanding 466 Series B Convertible Preferred Shares, 7,500 Series C Convertible Preferred Shares and 2,399,141 Warrants, which are convertible into our common shares, all three as defined below. If we elect to draw down amounts under the Purchase Agreement, which will result in the sale of additional shares of our common stock to the Investor, any such drawdowns will have a dilutive impact on our existing stockholders. The Investor may resell some or all of the shares of our common stock we issue to it pursuant to draw downs under the Purchase Agreement and such sales could cause the market price, and the VWAP, of our common stock to decline. To the extent of any such decline, any subsequent drawdowns would require us to issue a greater number of shares of common stock to the Investor in exchange for each dollar of proceeds received from the draw down. This is because the number of shares of common stock we sell pursuant to this prospectus supplement will increase as the VWAP of our common stock decreases, and therefore the number of shares of common stock we sell pursuant to this prospectus supplement could be significant if the VWAP for our common stock decreases significantly. Under these circumstances, our existing stockholders would experience greater dilution and the total amount of the financing that we will be able to raise pursuant to the Purchase Agreement could be significantly lower than $21.8 million.

Purchasers of the shares of our common stock we sell, as well as our existing shareholders, will experience significant dilution if we sell shares at prices significantly below the price at which they invested. In addition, we may offer additional common stock in the future, which may result in additional significant dilution.  For more information about the Series B Convertible Preferred Shares and the Series C Convertible Preferred Shares please see the section entitled "Description of Capital Stock".
Future sales of our common stock could cause the market price of our common stock to decline.

The market price of our common stock could decline due to sales, or the announcements of proposed sales, of a large number of common stock in the market, including sales of common stock by our large shareholders, or the perception that these sales could occur. These sales or the perception that these sales could occur could also depress the market price of our common stock and impair our ability to raise capital through the sale of additional equity securities or make it more difficult or impossible for us to sell equity securities in the future at a time and price that we deem appropriate. We cannot predict the effect that future sales of common stock or other equity-related securities would have on the market price of our common stock. Additionally, although the Investor is precluded from short sales of shares of our common stock acquired pursuant to draw downs under the Purchase Agreement, the sale of our common stock under the Purchase Agreement, or the perception that such sales could occur, may encourage short sales by third parties, which could contribute to further decline of our stock price.
Our Third Amended and Restated Articles of Incorporation, as amended, authorize our Board of Directors to, among other things, issue additional shares of common or preferred stock or securities convertible or exchangeable into equity securities, without shareholder approval. We may issue such additional equity or convertible securities to raise additional capital. The issuance of any additional shares of common or preferred stock or convertible securities could be substantially dilutive to our shareholders. Moreover, to the extent that we issue restricted stock units, stock appreciation rights, options or warrants to purchase our common stock in the future and those stock appreciation rights, options or warrants are exercised or as the restricted stock units vest, our shareholders may experience further dilution. Holders of shares of our common stock have no preemptive rights that entitle such holders to purchase their pro rata share of any offering of shares of any class or series and, therefore, such sales or offerings could result in increased dilution to our shareholders.
There is no guarantee of a continuing public market for you to resell our common stock.

Our common stock currently trade on the Nasdaq Capital Market. We cannot assure you that an active and liquid public market for our common stock will continue. The price of our common stock may be volatile and may fluctuate due to factors such as:
•	actual or anticipated fluctuations in our quarterly and annual results and those of other public companies in our industry;
•	mergers and strategic alliances in the shipping industry;
•	market conditions in the shipping industry and the general state of the securities markets;
•	changes in government regulation;
•	shortfalls in our operating results from levels forecast by securities analysts; and
•	announcements concerning us or our competitors.
Further, in order for our stock to continue to trade on Nasdaq, we must maintain compliance with Nasdaq's listing standards. On November 4, 2015, we received a notification of deficiency from Nasdaq stating that because the closing bid price of our common stock for the last 30 consecutive business days was below $1.00 per share, we no longer met the minimum bid price requirement for the Nasdaq Global Select Market, with a grace period of 180 calendar days to regain compliance. On January 26, 2016, we received a notification from Nasdaq stating that because the market value of our publicly held shares for the previous 30 consecutive business days was below the minimum $5.0 million requirement for continued listing on the Nasdaq Global Select Market, we were not in compliance with Nasdaq Listing Rule 5450(b)(1)(C). The applicable grace period to regain compliance was 180 calendar days from the date of the notice.
We regained compliance with the minimum bid price requirement for the Nasdaq Global Select Market on March 7, 2016 by affecting a one-for-ten reverse stock split of our common shares. On July 27, 2016, we transferred our Nasdaq listing from the Nasdaq Global Select Market to the Nasdaq Capital Market, which cured our deficiency under Nasdaq Listing Rule 5450(b)(1)(C).

Our common stock currently trades above the minimum $1.00 bid price, but there is no guarantee that our shares will stay above the minimum $1.00 bid price. If we fail to regain compliance with Nasdaq's listing standards, our common stock may be delisted.
Delisting from the Nasdaq could have an adverse effect on our business and on the trading of our common stock. If a delisting of our common stock were to occur, such shares may trade in the over-the-counter market such as on the OTC Bulletin Board or on the "pink sheets." The over-the-counter market is generally considered to be a less efficient market, and this could diminish investors' interest in our common stock as well as significantly impact the price and liquidity of our common stock. Any such delisting may also severely complicate trading of our common stock by our shareholders, or prevent them from re-selling their common stock at/or above the price they paid.
Anti-takeover provisions in our organizational documents as well as our stockholders rights agreement could make it difficult for our stockholders to replace or remove our current Board of Directors or have the effect of discouraging, delaying or preventing a merger or acquisition, which could adversely affect the market price of our common stock.

Several provisions of our Third Amended and Restated Articles of Incorporation, as amended, and Amended and Restated By-Laws, as amended, could make it difficult for our stockholders to change the composition of our board of directors in any one year, preventing them from changing the composition of management. In addition, the same provisions may discourage, delay or prevent a merger or acquisition that stockholders may consider favorable.
These provisions include:
•	authorizing our Board of Directors to issue "blank check" preferred stock without stockholder approval;
•	providing for a classified Board of Directors with staggered, three-year terms;
•	prohibiting cumulative voting in the election of directors;
•	authorizing the removal of directors only for cause and only upon the affirmative vote of the holders of at least 80% of the outstanding shares of our capital stock entitled to vote for the directors;
•	prohibiting shareholder action by written consent unless the written consent is signed by all shareholders entitled to vote on the action;
•	limiting the persons who may call special meetings of shareholders;
•	establishing advance notice requirements for nominations for election to our Board of Directors or for proposing matters that can be acted on by shareholders at shareholder meetings; and
•	restricting business combinations with interested shareholders.
In addition, we have entered into a stockholders rights agreement that will make it more difficult for a third party to acquire significant stake in us without the support of our Board of Directors.
The above anti-takeover provisions and the provisions of our stockholders rights agreement could substantially impede the ability of public stockholders to benefit from a change in control and, as a result, may adversely affect the market price of our common stock and your ability to realize any potential change of control premium.
We are incorporated in the Republic of the Marshall Islands, which does not have a well-developed body of corporate law, and as a result, shareholders may have fewer rights and protections under Marshall Islands law than under a typical jurisdiction in the United States.

Our corporate affairs are governed by our Third Amended and Restated Articles of Incorporation, as amended, Amended and Restated By-Laws, as amended, and by the Marshall Islands Business Corporations Act, or the BCA. The provisions of the BCA resemble provisions of the corporation laws of a number of states in the United States. However, there have been few judicial cases in the Republic of the Marshall Islands interpreting the BCA. The rights and fiduciary responsibilities of directors under the law of the Republic of the Marshall Islands are not as clearly established as the rights and fiduciary responsibilities of directors under statutes or judicial precedent in existence in certain United States jurisdictions. Shareholder rights may differ as well. While the BCA does specifically incorporate the non-statutory law, or judicial case law, of the State of Delaware and other states with substantially similar legislative provisions, our public shareholders may have more difficulty in protecting their interests in the face of actions by management, directors or controlling shareholders than would shareholders of a corporation incorporated in a United States jurisdiction.

We are a "foreign private issuer," which could make our common stock less attractive to some investors or otherwise harm our stock price.

We are a "foreign private issuer," as such term is defined in Rule 405 under the Securities Act. As a "foreign private issuer" the rules governing the information that we disclose differ from those governing U.S. corporations pursuant to the Exchange Act. We are not required to file quarterly reports on Form 10-Q or provide current reports on Form 8-K disclosing significant events within four days of their occurrence. In addition, our officers and directors are exempt from the reporting and "short-swing" profit recovery provisions of Section 16 of the Exchange Act and related rules with respect to their purchase and sales of our securities. Our exemption from the rules of Section 16 of the Exchange Act regarding sales of common stock by insiders means that you will have less data in this regard than shareholders of U.S. companies that are subject to the Exchange Act. Moreover, we are exempt from the proxy rules, and proxy statements that we distribute will not be subject to review by the Commission. Accordingly there may be less publicly available information concerning us than there is for other U.S. public companies. These factors could make our common stock less attractive to some investors or otherwise harm our stock price.

USE OF PROCEEDS
We will use the net proceeds from the sale of the common stock offered by this prospectus supplement for general corporate purposes. We expect that the maximum net proceeds of this offering will be approximately $39.5 million, after deducting estimated issuance costs and commissions of approximately $0.8 million. We have already sold 26,646,482 common shares under this prospectus supplement for aggregate gross proceeds of $18.5 million.

CAPITALIZATION
The following table sets forth our consolidated capitalization at December 31, 2016:
•	on an actual basis;
•	on an adjusted basis to give effect to the following transactions, which occurred during the period from January 1, 2017 to April 26, 2017:
•	the issuance of 428,928 common shares upon the exercise of 274,265 2014 Warrants,
•
the issuance of 777,000 common shares as payment for accrued fees and interest of the credit facility with Family Trading Inc., a company affiliated with certain family members of Evangelos J. Pistiolis, our President, Chief Executive Officer and Director, or Family Trading,

•	the issuance of 999,756 common shares in connection with the conversion of 1,640 Series B Convertible Preferred Shares,
•
the issuance of 7,500 Series C Convertible Preferred Shares pursuant to the Securities Purchase Agreement we entered into on February 17, 2017 with an investor not affiliated with us, that resulted in net proceeds of $7.5 million and the issuance of 72,910 common shares as a commitment fee pursuant to this agreement entered into on February 17, 2017 with this non-affiliated investor,

•
The issuance of an aggregate of 26,646,482 shares of common shares under our registered equity line with the Investor, with aggregate gross proceeds of $18.5 million, the issuance of 279,001 common shares as a commitment fees to the Investor and other issuance costs related to the transaction of $0.5 million,

•	$3.1 million of scheduled debt repayments under the ABN Amro and NORD/LB Senior Credit facilities,
•	the repayment of $4.0 million under the credit facility with Family Trading,
•	the issuance of a $3.5 million 6% Original Issue Discount Promissory Note on February 6, 2017 to the Investor for a consideration of $3.3 million of which $3.0 million has been settled,
•	the issuance of a $5.0 million 4% Original Issue Discount Promissory Note on March 22, 2017 to the Investor for a consideration of $4.8 million of which $3.8 million has been settled, and
•	the issuance of a $10 million Promissory Note on March 28, 2017 to the Investor for a consideration of $10 million of which $5.5 million has been settled.
•	the issuance of a $7.7 million Promissory Note on April 5, 2017 to the Investor for a consideration of $7.7 million of which $6 million has been settled.
•
on a further adjusted basis, assuming our issuance and sale of the maximum amount of $21,792,507 of our common stock at an assumed net offering price of $0.20 per share (i.e. 108,962,534 common shares), representing the floor price and $300,000 of shares of our common stock (i.e. 809,498 common shares) as commitment shares pursuant to this prospectus supplement, resulting in estimated maximum net proceeds of $21.5 million after deducting estimated issuance costs and commissions of $0.3 million.

	As at December 31, 2016
(Expressed in thousands of U.S. Dollars, except number of shares and per share data)	Actual	As Adjusted	As Further Adjusted
Debt:(1)
Current portion of long term debt	7,995	15,472	15,472
Debt from related parties	4,085	54	54
Non-current portion of long term debt	72,459	69,310	69,310
Redeemable Preferred stock Series C (2)	-	7,388	7,388
Total debt	84,539	92,224	92,224
Mezzanine equity:
Preferred stock Series B, $0.01 par value; 2,106 shares issued and outstanding at December 31, 2016, 466 shares issued and outstanding at December 31, 2016 as adjusted and as further adjusted	1,741	385	385
Shareholders' equity:
Common stock, $0.01 par value; 1,000,000,000 shares authorized; 5,689,141 shares issued and outstanding at December 31, 2016, 34,893,218 shares issued and outstanding at December 31, 2016 as adjusted and 144,665,249 shares issued and outstanding at December 31, 2016 as further adjusted	57	349	1,447
Additional paid-in capital	328,705	350,455	371,192
Accumulated deficit	(283,241)	(283,241)	(283,241)
Total shareholders' equity	45,521	67,563	89,398
Total Shareholders' and Mezzanine equity	47,262	67,948	89,783
Total capitalization	131,801	160,172	182,007

(1)	Our long term indebtedness (both current and non-current portions), is secured by mortgages on our owned ships and is guaranteed by us. The related party indebtedness is unsecured.
(2)	7,500 shares issued and outstanding at December 31, 2016, as adjusted and as further adjusted.

DESCRIPTION OF CAPITAL STOCK
Purpose
Our purpose is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the Marshall Islands Business Corporations Act, or BCA. Our Third Amended and Restated Articles of Incorporation and Amended and Restated By-Laws, as amended, do not impose any limitations on the ownership rights of our shareholders.
Authorized Capitalization
As of April 26, 2017, our authorized capital stock consists of 1,000,000,000 common shares, par value $0.01 per share, of which 34,893,218 shares were issued and outstanding as of April 26, 2017 and 20,000,000 preferred shares with par value of $0.01, of which 466 Series B Convertible Preferred Shares and 7,500 Series C Convertible Preferred Shares are issued and outstanding. Our Board of Directors has the authority to establish such series of preferred stock and with such designations, preferences and relative, participating, optional or special rights and qualifications, limitations or restrictions as shall be stated in the resolution or resolutions providing for the issue of such preferred stock.
On September 14, 2016, we declared a dividend of one preferred share purchase right for each outstanding common share and adopted a shareholder rights plan, as set forth in a Stockholders Rights Agreement dated as of September 22, 2016, by and between us and Computershare Trust Company, N.A., as rights agent. For more information, please see "—Stockholders Rights Agreement" herein. In connection with the Stockholders Rights Agreement, we designated 1,000,000 shares as Series A Participating Preferred Stock, none of which are outstanding as of the date of this prospectus.
As of April 26, 2017, there were also (i) 2,399,141 warrants outstanding, with each warrant currently having an exercise price of $0.50 per common share and entitling its holder to purchase 4.99 common shares, as may be further adjusted and (ii) 300,000 representative warrants outstanding entitling their holders to purchase 30,000 shares at an exercise price of $25 per share, as may be further adjusted. Pursuant to the terms of the Warrants, holders have the right, but not the obligation, to, in any exercise of Warrants, to use the Conversion Ratio and purchase such proportionate number of common shares based on the variable price in effect on the date of exercise.  If using the Conversion Ratio, as of April 26, 2017, each Warrant has an exercise price of $0.31 per common share and entitles its holder to purchase 8.04 common shares, as may be further adjusted.  The Conversion Ratio is subject to certain adjustments pursuant to the Series C Statement of Designation. For more information, please see the Series C Statement of Designation, which was filed as an exhibit to our Current Report on Form 6-K with the SEC on February 21, 2017. Any summary of the terms of the Series C Convertible Preferred Stock and the Conversion Ratio provided in this prospectus are qualified in its entirety by reference to the Series C Statement of Designation.
Description of Series B Convertible Preferred Shares

On November 22, 2016, we completed a private placement of up to 3,160 Series B Convertible Preferred Shares for an aggregate principal amount of up to $3.0 million, or the Series B Transaction. YA II CD, Ltd, or Yorkville, purchased 1,579 Series B Convertible Preferred Shares at the initial closing of the Series B Transaction and 527 Series B Convertible Preferred Shares on November 28, 2016 for a total of $2.0 million. Yorkville waived the right to purchase any additional Series B Convertible Preferred Shares. The Series B Convertible Preferred Shares are convertible into common shares pursuant to the terms of Certificate of Designation of the Series B Convertible Preferred Shares.  The following description of the Series B Convertible Preferred Shares is subject to and qualified in its entirety by reference to the securities purchase agreement, Certificate of Designation of the Series B Convertible Preferred Shares and registration rights agreement entered into in connection with the Series B Transaction. Copies of the securities purchase agreement, Certificate of Designation of the Series B Convertible Preferred Shares, registration rights agreement have been filed as exhibits to our Current Report on Form 6-K with the SEC on November 23, 2016. The waiver agreement was filed as an exhibit to our Current Report on Form 6-K filed with the SEC on January 10, 2017. We suggest that you read the complete text of our securities purchase agreement, Certificate of Designation of the Series B Convertible Preferred Shares, registration rights agreement and the waiver agreement.
Conversion.  Each holder of Series B Convertible Preferred Shares, at any time and from time to time, has the right, subject to certain conditions, to convert all or any portion of the Series B Convertible Preferred Shares then held by such holder into our common shares at the conversion rate then in effect. Each Series B Convertible Preferred Share is convertible into the number of our common shares equal to the quotient of $1,000 plus any accrued and unpaid dividends divided by the lesser of the following two prices: (i) $2.80 and (ii) 85% of the lowest daily VWAP of the Company's common shares over the 10 consecutive trading days expiring on the trading day immediately prior to the date of delivery of a conversion notice, but in no event will the conversion price be less than $1.00.

Limitation on Beneficial Ownership. The Series B Convertible Preferred Shares may not be converted if, after giving effect to the conversion, a holder together with certain related parties would beneficially own in excess of 4.99% of our outstanding common shares. At each holder's option, the cap may be waived upon 61-days' prior notice to us.
Voting.  The holders of Series B Convertible Preferred Shares are entitled to such number of votes as is equal to the number of our common shares then issuable upon a conversion of each Series B Convertible Preferred Share (subject to the ownership limitation of 4.99%) on all matters submitted to a vote of the stockholders of the Company.  The holders of Series B Convertible Preferred Shares and the holders of our common shares shall vote together as one class on all matters submitted to a vote of shareholders of the Company. The holders of Series B Convertible Preferred Shares have no special voting rights and their consent shall not be required for taking any corporate action.
Distributions. Upon any liquidation, dissolution or winding up of the Company, the holders of Series B Convertible Preferred Shares shall be entitled to receive an aggregate amount equal to one thousand dollars ($1,000) per each Series B Convertible Preferred Share plus an amount equal to any accrued and unpaid dividends on each such Series B Convertible Preferred Share.
Redemption.  We at our option shall have the right to redeem a portion or all of the outstanding Series B Convertible Preferred Shares. We shall pay an amount equal to one thousand dollars ($1,000) per each Series B Convertible Preferred Share, or the Liquidation Amount, plus a redemption premium equal to twenty percent (20%) of the Liquidation Amount being redeemed, plus an amount equal to any accrued and unpaid dividends on such Preferred Shares (collectively referred to as the "Redemption Amount"). In order to make a redemption, we shall first provide 10 business days advanced written notice to the holders of our intention to make a redemption, or the Redemption Notice, setting forth the amount it desires to redeem. After receipt of the Redemption Notice, the holders shall have the right to elect to convert all or any portion of its Series B Convertible Preferred Shares. Upon the expiration of the 10 business day period, we shall deliver to each holder the Redemption Amount with respect to the amount redeemed after giving effect to conversions effected during the notice period.
The Series B Convertible Preferred Shares shall be subject to redemption in cash at the option of the holders thereof at any time after the occurrence and continuance of a Triggering Event, as defined in the Certificate of Designation of the Series B Convertible Preferred Shares incorporated herein by reference, in an amount equal to the Redemption Amount with respect to such Series B Convertible Preferred Shares. Such Preferred Shares shall be redeemed and the Redemption Amount shall be paid on a date that shall not be more than 10 business days following the date that written notice to us is given by a holder indicating the holder's intention to redeem such shares and the number of shares to be redeemed.
Dividends. The holders of outstanding Series B Convertible Preferred Shares shall be entitled to receive when, as and if declared by our Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the last day of January, April, July and October in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after a Triggering Event (as defined in the Certificate of Designation of the Series B Convertible Preferred Shares incorporated herein by reference) in an amount per share (rounded to the nearest cent) equal to eight percent (8%) per year of the liquidation amount of the then outstanding Series B Convertible Preferred Shares computed on the basis of a 365-day year and the actual days elapsed. A Triggering Event includes, among other things, certain bankruptcy proceedings commenced by us or our subsidiaries, the delisting of our common shares from Nasdaq, our failure to timely deliver common shares to Yorkville upon conversion of Series B Convertible Preferred Shares, our failure to pay cash upon redemption as provided in the Certificate of Designations of the Series B Convertible Preferred Shares, or our failure to observe or perform certain covenants of the Certificate of Designations of the Series B Convertible Preferred Shares or any Transaction document. The liquidation amount is $1,000 per each Series B Convertible Preferred Share. We shall declare a dividend or distribution on the Series B Convertible Preferred Shares as provided above immediately after each Quarterly Dividend Payment Date after a Triggering Event.
Accrued but unpaid dividends shall not bear interest. Dividends paid on the Series B Convertible Preferred Shares in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. Our Board of Directors may fix a record date for the determination of holders of Series B Convertible Preferred Shares entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 30 days prior to the date fixed for the payment thereof.
 Ranking. All shares of Series B Convertible Preferred Stock shall rank senior to (i) all classes of our common stock and (ii) other class or series of our capital stock created after November 17, 2016.

Description of Series C Convertible Preferred Shares

On February 17, 2017, we completed a private placement of 7,500 Series C Convertible Preferred Shares for an aggregate principal amount of $7.5 million with a non-U.S. institutional investor. The following description of the Series C Convertible Preferred Shares is subject to and qualified in its entirety by reference to the Securities Purchase Agreement of Series C Convertible Preferred Shares and the Statement of Designation of the Series C Convertible Preferred Shares. Copies of the Securities Purchase Agreement of Series C Convertible Preferred Shares and Statement of Designation of the Series C Convertible Preferred Shares have been filed as exhibits to our Current Report on Form 6-K with the SEC on February 21, 2017. We suggest that you read the complete text of our Securities Purchase Agreement and Statement of Designation of the Series C Convertible Preferred Shares, which we have incorporated by reference to this registration statement.
Conversion.  Each holder of Series C Convertible Preferred Shares, at any time and from time to time, has the right, subject to certain conditions, to convert all or any portion of the Series C Convertible Preferred Shares then held by such holder into our common shares at the conversion rate then in effect. Each Series C Convertible Preferred Share is convertible at the lesser of the following two prices: (i) $3.75 and (ii) 75% of the lowest daily VWAP of the Company's common shares over the twenty-one (21) consecutive trading day period ending on the trading day immediately prior to such dated of determination, but in no event will the conversion price be less than $0.25.
Limitation on Beneficial Ownership. The Series C Convertible Preferred Shares may not be converted if, after giving effect to the conversion, a holder together with certain related parties would beneficially own in excess of 4.99% of our outstanding common shares. At each holder's option, the cap may be waived upon 61-days' prior notice to us.
Voting. The holders of Series C Convertible Preferred Shares shall have no voting rights, except as required by law and as expressly provided in the Series C Statement of Designation.
Distributions. Upon any liquidation, dissolution or winding up of the Company, the holders of Series C Convertible Preferred Shares shall be entitled to receive in cash out of the assets of the Company, whether from capital or from earnings available for distribution to its shareholders, before any amount shall be paid to the holders of any of shares of all capital stock of the Company issued after the issuance date of the Series C Convertible Preferred Shares, but pari passu with any stock of pari passu rank then outstanding, an amount per Preferred Share equal to the conversion amount thereof on the date of such payment and the amount per share such Holder would receive if such holder converted such Preferred Shares into common shares immediately prior to the date of such payment.
Redemption.  The Company at its option shall have the right to redeem all, but not less than all, of the outstanding Series C Convertible Preferred Shares. The Company shall pay an amount equal to 120% of the Conversion Amount being redeemed. In order to make a redemption, the Company shall deliver a written notice thereof to all, but not less than all, of the holders (the "Company Optional Redemption Notice" and the date all of the holders received such notice is referred to as the "Company Optional Redemption Notice Date").  The Company may deliver only one Company Optional Redemption Notice and such Company Optional Redemption Notice shall be irrevocable.  The Company Optional Redemption Notice shall (a) state the date on which the Company Optional Redemption shall occur (the "Company Optional Redemption Date") which date shall not be less than ninety (90) trading days nor more than one hundred (100) trading days following the date of the Company's Optional Redemption Notice Date, (b) certify that there has been no Equity Conditions Failure (as defined in the Series C Statement of Designation) and (c) state the aggregate Conversion Amount of the Preferred Shares which is being redeemed in such Company Optional Redemption from such holder and all of the other holders of the Series C Preferred Shares on the Company's Optional Redemption Notice Date.
The Series C Convertible Preferred Shares shall be subject to redemption in cash at the option of the holders thereof at any time after the occurrence and continuance of a Triggering Event, as defined in the Series C Statement of Designation, in an amount equal to the Redemption Amount with respect to such Series C Convertible Preferred Shares. Upon the occurrence of a Triggering Event, the Company shall within one (1) Business Day deliver written notice thereof (an "Triggering Event Notice") to each Holder.  Each of the Series C Convertible Preferred Shares subject to redemption by the Company pursuant a Triggering Event shall be redeemed by the Company at a price equal to the Triggering Event Price (as defined in the Series C Statement of Designation).
Further, subject to extension, at any time after the tenth business day before the anniversary of the issuance of the Series C Convertible Preferred Shares, the holders may require us to redeem all or any number of Series C Convertible Preferred Shares held by such holder at a purchase price equal to 100% of the conversion amount of such shares (subject to certain notice requirements).

Dividends. The holders of outstanding Series C Convertible Preferred Shares shall be entitled to receive when, as and if declared by our Board of Directors out of funds legally available for the purpose, quarterly dividends at a rate of 8% per annum payable in common shares on the first Trading Day of the applicable calendar month (each, a "Dividend Date") with the first Dividend Date being May 15, 2017, except that any dividend not paid in Common Shares due to an Equity Conditions Failure (as defined in the Series C Statement of Designation) shall be payable in cash. If a Dividend Date is not a Business Day, then the Dividend shall be due and payable on the Business Day immediately following such Dividend Date.
Ranking. All shares of the Series C Convertible Preferred Stock shall rank senior to (i) all classes of our common stock and (ii) any other class or series of our capital stock created after February 17, 2017.
Share History

Share Issuances
The common stock information has been restated to give effect to a 1-for-7 reverse stock split and 1-for-10 reverse stock split effected on April 21, 2014 and February 22, 2016, respectively.
Our predecessor, Ocean Holdings Inc., was formed as a corporation in January 2000 under the laws of the Republic of the Marshall Islands and renamed Top Tankers Inc. in May 2004. In December 2007, Top Tankers Inc. was renamed Top Ships Inc. Our common shares are currently listed on the Nasdaq Capital Market under the symbol "TOPS."
On March 19, 2014, we acquired five newbuilding vessels under construction, the M/T Stenaweco Evolution, the M/T Eco Fleet, the M/T Eco Revolution, M/T Stenaweco Excellence, and M/T Nord Valiant through share purchase agreements with their respective shipowning company which were affiliated with our President, Chief Executive Officer and Director, Evangelos J. Pistiolis and unrelated third parties for an aggregate purchase price of $43.3 million, paid as follows: $2.5 million in cash and $40.8 million in 583,321 newly-issued common shares, issued at $70.00 per share.
On June 11, 2014, we completed a public offering of 1,000,000 of our common shares and 5,000,000 warrants to purchase our common shares at $20.00 per common share and $0.00001 per warrant (one Warrant was originally given the right to purchase one common share). The Warrants had an exercise price of $25.00 per share, were exercisable immediately, and expire five years from the date of issuance. In addition, the underwriters partially exercised their overallotment option to purchase an additional 66,000 common shares and 330,000 Warrants to purchase our common shares. The underwriters also received as compensation representative warrants, or the Representative Warrants, to purchase 30,000 of our common shares at $25 per share. As of April 26, 2017, an aggregate of 2,930,859 Warrants have been exercised for a total issuance of 2,615,689 common shares. No Representative Warrants have been exercised to date.
On December 23, 2015, we entered into an agreement with Family Trading Inc., or Family Trading, a company affiliated with certain family members of Evangelos J. Pistiolis, our President, Chief Executive Officer and Director, pursuant to which Family Trading lent us up to $15 million under an unsecured revolving credit facility, or the Family Trading Facility, in order to fund our newbuilding program and working capital relating to our operating vessels. Family Trading also assumed the outstanding $3.8 million balance payable on the early termination of the bareboat charter for the M/T Delos. As consideration for the assumption of this liability, on January 12, 2016, we issued 1,355,816 of our common shares to Family Trading. The Family Trading Facility was amended on February 21, 2017, or the Amended Family Trading Credit Facility, in order to, among other things, allow us to remove any limitation in the use of funds drawn down under the facility, reduce the mandatory cash payment due under the facility when we raise capital through the issuance of certain securities, remove the revolving feature of the facility, and extend the facility for up to three years.
On February 25, 2016, we issued 68,674 restricted common shares to Sovereign Holdings Inc., a company that may be deemed to be owned by the Lax Trust, an irrevocable trust established for the benefit of certain family members of Evangelos J. Pistiolis, our President, Chief Executive Officer and Director for his performance and continuous effort, input and contribution to the Company.
On November 22, 2016, we completed a private placement of up to 3,160 Series B Convertible Preferred Shares for an aggregate principal amount of up to $3.0 million.  Yorkville purchased 1,579 Series B Convertible Preferred Shares at the initial closing of the Series B Transaction and 527 Series B Convertible Preferred Shares on November 28, 2016 for a total consideration of $2.0 million and has waived the right to purchase any additional Series B Convertible Preferred Shares. As of April 26, 2017, we have issued 999,756 common shares in connection with the conversions of 1,640 Series B Convertible Preferred Shares.

On February 2, 2017, we launched a registered equity line for the sale of up to $3,099,367 of our common shares from time to time to the Investor over the next 21 months pursuant to the Purchase Agreement between us and the Investor dated February 2, 2017. In connection with the registered equity line, we issued 22,835 common shares registered under our Form F-3 registration statement as a commitment fee to the Investor representing the quotient of $46,491 (1.5% of $3,099,367) divided by $2.0360.  On March 17, 2017, we expanded the registered equity line to allow for the sale of up to $6,940,867 of our common shares from time to time to the Investor over the next 21 months pursuant to an amendment to the Purchase Agreement dated February 2, 2017, or the First Amendment.  In connection with the First Amendment, we issued 56,796 common shares as a commitment fee to the Investor representing the quotient of $58,500 (1.5% of $3,900,000) divided by $1.03. On March 27, 2017, we further expanded the registered equity line to allow for the sale of up to $12,540,867 of our common shares over the next 21 months to the Investor, or the Second Amendment.  In connection with the Second Amendment, we issued 81,614 common shares as a commitment fee to the Investor representing the quotient of $84,000 (1.5% of $5,600,000) divided by $1.0292.  On April 4, 2017, we further expanded the registered equity line to allow for the sale of up to $ 20,340,867 of our common shares over the next 21 months to the Investor, or the Third Amendment.  In connection with the Third Amendment, we issued 117,756 common shares as a commitment fee to the Investor representing the quotient of $117,000 (1.5% of $7,800,000) divided by $0.9936.  As of April 26, 2017, we have issued an aggregate of 26,646,482 common shares under the registered equity line for total gross proceeds of $18.5 million and 279,001 common shares as commitment fees to the Investor.
On February 17, 2017, we closed a private placement with a non-U.S. institutional investor for the sale of 7,500 newly issued Series C Convertible Preferred Shares, which are convertible into the Company's common shares, for $7.5 million pursuant to a securities purchase agreement, or the Series C Transaction.  As part of the Series C Transaction we issued 72,910 common shares as a commitment fee to the Investor representing the quotient of $112,500 (1.5% of the purchase price of $7.5 million) divided by $1.54298. As of April26, 2017, we have not issued any common shares in connection with the conversions of Series C Convertible Preferred Shares.
On February 21 and 22, 2017, we issued an aggregate 777,000 common shares to Family Trading as payment for $1.2 million for accrued commitment fees, extension fees and interest outstanding under the Amended Family Trading Credit Facility.
Equity Incentive Plan
On April 15, 2015, our Board of Directors adopted the 2015 Stock Incentive Plan, or the 2015 Plan, under which our directors, officers, key employees as well as consultants and service providers may be granted non-qualified stock options, stock appreciation rights, restricted stock, restricted stock units, dividend equivalents, unrestricted stock and other-equity based-related awards. A total of 190,000 common shares were reserved for issuance under the 2015 Plan, which is administered by the Compensation Committee of the Board of Directors.
On April 15, 2015, we granted 183,000 restricted shares under the 2015 Plan to Central Mare Inc., a related party affiliated with the family of Evangelos J. Pistiolis, our President, Chief Executive Officer and Director. The shares vest equally over a period of eight years from the date of grant. The fair value of each share on the grant date was $10.90.
Shareholder Meetings
Under our Amended and Restated By-Laws, annual shareholder meetings will be held at a time and place selected by our Board of Directors. The meetings may be held in or outside of the Marshall Islands. Special meetings of the shareholders, unless otherwise prescribed by law, may be called for any purpose or purposes at any time exclusively by the Board of Directors. Notice of every annual and special meeting of shareholders shall be given at least 15 but not more than 60 days before such meeting to each shareholder of record entitled to vote thereat.
Directors
Our directors are elected by a plurality of the votes cast at a meeting of the shareholders by the holders of shares entitled to vote in the election. Our Third Amended and Restated Articles of Incorporation and Amended and Restated By-Laws prohibit cumulative voting in the election of directors.
The Board of Directors must consist of at least one member and not more than twelve, as fixed from time to time by the vote of not less than 66 2/3% of the entire board. Each director shall be elected to serve until the third succeeding annual meeting of shareholders and until his successor shall have been duly elected and qualified, except in the event of his death, resignation, removal, or the earlier termination of his term of office. The Board of Directors has the authority to fix the amounts which shall be payable to the members of our Board of Directors, and to members of any committee, for attendance at any meeting or for services rendered to us.
Classified Board

Our Amended and Restated Articles of Incorporation provide for the division of our Board of Directors into three classes of directors, with each class as nearly equal in number as possible, serving staggered, three-year terms. Approximately one-third of our Board of Directors will be elected each year. This classified board provision could discourage a third party from making a tender offer for our shares or attempting to obtain control of our company. It could also delay shareholders who do not agree with the policies of the Board of Directors from removing a majority of the Board of Directors for two years.

Election and Removal

Our Third Amended and Restated Articles of Incorporation and Amended and Restated By-Laws require parties other than the Board of Directors to give advance written notice of nominations for the election of directors. Our Third Amended and Restated Articles of Incorporation provide that our directors may be removed only for cause and only upon the affirmative vote of the holders of at least 80% of the outstanding shares of our capital stock entitled to vote for those directors. These provisions may discourage, delay or prevent the removal of incumbent officers and directors.
Dissenters' Rights of Appraisal and Payment
Under the BCA, our shareholders have the right to dissent from various corporate actions, including certain mergers or consolidations or sales of all or substantially all of our assets not made in the usual course of our business, and receive payment of the fair value of their shares, subject to exceptions. For example, the right of a dissenting shareholder to receive payment of the fair value of his shares is not available if for the shares of any class or series of shares, which shares at the record date fixed to determine the shareholders entitled to receive notice of and vote at the meeting of shareholders to act upon the agreement of merger or consolidation, were either (1) listed on a securities exchange or admitted for trading on an interdealer quotation system or (2) held of record by more than 2,000 holders. In the event of any further amendment of the articles, a shareholder also has the right to dissent and receive payment for his or her shares if the amendment alters certain rights in respect of those shares. The dissenting shareholder must follow the procedures set forth in the BCA to receive payment. In the event that we and any dissenting shareholder fail to agree on a price for the shares, the BCA procedures involve, among other things, the institution of proceedings in the High Court of the Republic of the Marshall Islands or in any appropriate court in any jurisdiction in which our shares are primarily traded on a local or national securities exchange. The value of the shares of the dissenting shareholder is fixed by the court after reference, if the court so elects, to the recommendations of a court-appointed appraiser.
Shareholders' Derivative Actions
Under the BCA, any of our shareholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the shareholder bringing the action is a holder of common stock both at the time the derivative action is commenced and at the time of the transaction to which the action relates. On November 20, 2014, we amended our Amended and Restated By-Laws to provide that unless we consent in writing to the selection of alternative forum, the sole and exclusive forum for (i) any shareholders' derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company or the Company's shareholders, (iii) any action asserting a claim arising pursuant to any provision of the BCA, or (iv) any action asserting a claim governed by the internal affairs doctrine shall be the High Court of the Republic of the Marshall Islands, in all cases subject to the court's having personal jurisdiction over the indispensable parties named as defendants.
Anti-takeover Provisions of our Charter Documents
Several provisions of our Third Amended and Restated Articles of Incorporation and Amended and Restated By-Laws may have anti-takeover effects. These provisions are intended to avoid costly takeover battles, lessen our vulnerability to a hostile change of control and enhance the ability of our Board of Directors to maximize shareholder value in connection with any unsolicited offer to acquire us. However, these anti-takeover provisions, which are summarized below, could also discourage, delay or prevent (1) the merger or acquisition of our company by means of a tender offer, a proxy contest or otherwise, that a shareholder may consider in its best interest and (2) the removal of incumbent officers and directors.
Business Combinations

Our Third Amended and Restated Articles of Incorporation include provisions which prohibit the Company from engaging in a business combination with an interested shareholder for a period of three years after the date of the transaction in which the person became an interested shareholder, unless:
•
prior to the date of the transaction that resulted in the shareholder becoming an interested shareholder, the Board approved either the business combination or the transaction that resulted in the shareholder becoming an interested shareholder;

•
upon consummation of the transaction that resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced;

•
at or subsequent to the date of the transaction that resulted in the shareholder becoming an interested shareholder, the business combination is approved by the Board and authorized at an annual or special meeting of shareholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested shareholder; and

•	the shareholder became an interested shareholder prior to the consummation of the initial public offering.

Limited Actions by Shareholders

Our Third Amended and Restated Articles of Incorporation and our Amended and Restated By-Laws provide that any action required or permitted to be taken by our shareholders must be effected at an annual or special meeting of shareholders or by the unanimous written consent of our shareholders.
Our Third Amended and Restated Articles of Incorporation and our Amended and Restated By-Laws provide that only our Board of Directors may call special meetings of our shareholders and the business transacted at the special meeting is limited to the purposes stated in the notice. Accordingly, a shareholder may be prevented from calling a special meeting for shareholder consideration of a proposal over the opposition of our Board of Directors and shareholder consideration of a proposal may be delayed until the next annual meeting.
Blank Check Preferred Stock

Under the terms of our Third Amended and Restated Articles of Incorporation, our Board of Directors has authority, without any further vote or action by our shareholders, to issue up to 20,000,000 shares of blank check preferred stock. Our Board of Directors may issue shares of preferred stock on terms calculated to discourage, delay or prevent a change of control of our company or the removal of our management.
Super-majority Required for Certain Amendments to Our By-Laws

On February 28, 2007, we amended our by-laws to require that amendments to certain provisions of our by-laws may be made when approved by a vote of not less than 66 2/3% of the entire Board of Directors. These provisions that require not less than 66 2/3% vote of the Board of Directors to be amended are provisions governing: the nature of business to be transacted at our annual meetings of shareholders, the calling of special meetings by our Board of Directors, any amendment to change the number of directors constituting our Board of Directors, the method by which our Board of Directors is elected, the nomination procedures of our Board of Directors, removal of our Board of Directors and the filling of vacancies on our Board of Directors.
Stockholders Rights Agreement
On September 14, 2016, our Board of Directors declared a dividend of one preferred share purchase right, or a Right, for each outstanding common share and adopted a shareholder rights plan, as set forth in the Stockholders Rights Agreement dated as of September 22, 2016, or the Rights Agreement, by and between the Company and Computershare Trust Company, N.A., as rights agent.
The Board adopted the Rights Agreement to protect shareholders from coercive or otherwise unfair takeover tactics. In general terms, it works by imposing a significant penalty upon any person or group that acquires 15% or more of our outstanding common shares without the approval of our Board of Directors. If a shareholder's beneficial ownership of our common shares as of the time of the public announcement of the rights plan and associated dividend declaration is at or above the applicable threshold, that shareholder's then-existing ownership percentage would be grandfathered, but the rights would become exercisable if at any time after such announcement, the shareholder increases its ownership percentage by 1% or more.
The Rights may have anti-takeover effects. The Rights will cause substantial dilution to any person or group that attempts to acquire us without the approval of our Board of Directors. As a result, the overall effect of the Rights may be to render more difficult or discourage any attempt to acquire us. Because our Board of Directors can approve a redemption of the Rights for a permitted offer, the Rights should not interfere with a merger or other business combination approved by our Board.
For those interested in the specific terms of the Rights Agreement, we provide the following summary description. Please note, however, that this description is only a summary, and is not complete, and should be read together with the entire Rights Agreement, which is an exhibit to the Form 8-A filed by us on September 22, 2016 and incorporated herein by reference. The foregoing description of the Rights Agreement is qualified in its entirety by reference to such exhibit.
The Rights. The Rights trade with, and are inseparable from, our common shares. The Rights are evidenced only by certificates that represent our common shares. New Rights will accompany any new common shares of the Company issued after October 5, 2016 until the Distribution Date described below.

Exercise Price. Each Right allows its holder to purchase from the Company one one-thousandth of a share of Series A Participating Preferred Stock, or a Series A Preferred Share, for $50.00, or the Exercise Price, once the Rights become exercisable. This portion of a Series A Preferred Share will give the shareholder approximately the same dividend, voting and liquidation rights as would one common share. Prior to exercise, the Right does not give its holder any dividend, voting, or liquidation rights.
Exercisability. The Rights are not exercisable until ten days after the public announcement that a person or group has become an "Acquiring Person" by obtaining beneficial ownership of 15% or more of our outstanding common shares.
Certain synthetic interests in securities created by derivative positions — whether or not such interests are considered to be ownership of the underlying common shares or are reportable for purposes of Regulation 13D of the Securities Exchange Act of 1934, as amended— are treated as beneficial ownership of the number of our common shares equivalent to the economic exposure created by the derivative position, to the extent our actual common shares are directly or indirectly held by counterparties to the derivatives contracts. Swaps dealers unassociated with any control intent or intent to evade the purposes of the Rights Agreement are excepted from such imputed beneficial ownership.
For persons who, prior to the time of public announcement of the Rights Agreement, beneficially own 15% or more of our outstanding common shares, the Rights Agreement "grandfathers" their current level of ownership, so long as they do not purchase additional shares in excess of certain limitations.
The date when the Rights become exercisable is the "Distribution Date." Until that date, our common share certificates (or, in the case of uncertificated shares, by notations in the book-entry account system) will also evidence the Rights, and any transfer of our common shares will constitute a transfer of Rights. After that date, the Rights will separate from our common shares and will be evidenced by book-entry credits or by Rights certificates that the Company will mail to all eligible holders of our common shares. Any Rights held by an Acquiring Person are null and void and may not be exercised.
Series A Preferred Share Provisions
Each one one-thousandth of a Series A Preferred Share, if issued, will, among other things:
•	not be redeemable;
•
entitle holders to quarterly dividend payments in an amount per share equal to the aggregate per share amount of all cash dividends, and the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in our common shares or a subdivision of the our outstanding common shares (by reclassification or otherwise), declared on our common shares since the immediately preceding quarterly dividend payment date; and

•	entitle holders to one vote on all matters submitted to a vote of the shareholders of the Company.
The value of one one-thousandth interest in a Series A Preferred Share should approximate the value of one common share.
Consequences of a Person or Group Becoming an Acquiring Person.
Flip In.  If an Acquiring Person obtains beneficial ownership of 15% or more of our common shares, then each Right will entitle the holder thereof to purchase, for the Exercise Price, a number of our common shares (or, in certain circumstances, cash, property or other securities of the Company) having a then-current market value of twice the Exercise Price. However, the Rights are not exercisable following the occurrence of the foregoing event until such time as the Rights are no longer redeemable by the Company, as further described below.
Following the occurrence of an event set forth in preceding paragraph, all Rights that are or, under certain circumstances specified in the Rights Agreement, were beneficially owned by an Acquiring Person or certain of its transferees will be null and void.
Flip Over. If, after an Acquiring Person obtains 15% or more of our common shares, (i) the Company merges into another entity; (ii) an acquiring entity merges into the Company; or (iii) the Company sells or transfers 50% or more of its assets, cash flow or earning power, then each Right (except for Rights that have previously been voided as set forth above) will entitle the holder thereof to purchase, for the Exercise Price, a number of our common shares of the person engaging in the transaction having a then-current market value of twice the Exercise Price.

Notional Shares. Shares held by affiliates and associates of an Acquiring Person, including certain entities in which the Acquiring Person beneficially owns a majority of the equity securities, and Notional Common Shares (as defined in the Rights Agreement) held by counterparties to a Derivatives Contract (as defined in the Rights Agreement) with an Acquiring Person, will be deemed to be beneficially owned by the Acquiring Person.
Redemption. The Board of Directors may redeem the Rights for $0.01 per Right at any time before any person or group becomes an Acquiring Person. If the Board redeems any Rights, it must redeem all of the Rights. Once the Rights are redeemed, the only right of the holders of the Rights will be to receive the redemption price of $0.01 per Right. The redemption price will be adjusted if the Company has a stock dividend or a stock split.
Exchange. After a person or group becomes an Acquiring Person, but before an Acquiring Person owns 50% or more of our outstanding common shares, the Board may extinguish the Rights by exchanging one common share or an equivalent security for each Right, other than Rights held by the Acquiring Person. In certain circumstances, the Company may elect to exchange the Rights for cash or other securities of the Company having a value approximately equal to one common share.
Expiration. The Rights expire on the earliest of (i) September 22, 2026; or (ii) the redemption or exchange of the Rights as described above.
Anti-Dilution Provisions. The Board may adjust the purchase price of the Series A Preferred Shares, the number of Series A Preferred Shares issuable and the number of outstanding Rights to prevent dilution that may occur from a stock dividend, a stock split, or a reclassification of the Series A Preferred Shares or our common shares. No adjustments to the Exercise Price of less than 1% will be made.
Amendments. The terms of the Rights and the Rights Agreement may be amended in any respect without the consent of the holders of the Rights on or prior to the Distribution Date. Thereafter, the terms of the Rights and the Rights Agreement may be amended without the consent of the holders of Rights, with certain exceptions, in order to (i) cure any ambiguities; (ii) correct or supplement any provision contained in the Rights Agreement that may be defective or inconsistent with any other provision therein; (iii) shorten or lengthen any time period pursuant to the Rights Agreement; or (iv) make changes that do not adversely affect the interests of holders of the Rights (other than an Acquiring Person or an affiliate or associate of an Acquiring Person).
Taxes. The distribution of Rights should not be taxable for federal income tax purposes. However, following an event that renders the Rights exercisable or upon redemption of the Rights, shareholders may recognize taxable income.
Transfer Agent
The registrar and transfer agent for our common shares is Computershare Trust Company, Inc.
Listing
Our common shares traded on the Nasdaq Capital Market under the symbol "TOPS."

TAX CONSIDERATIONS
You should carefully read the discussion of the principal U.S. federal income tax and Marshall Islands and other tax considerations associated with our operations and the acquisition, ownership and disposition of our common stock set forth in the section entitled "Taxation" of our annual report on Form 20-F for the year ended December 31, 2016 filed on March 14, 2017.

PLAN OF DISTRIBUTION
On April 27, 2017, which we refer to as the Effective Date, we entered into the Fourth Amendment with the Investor, which further amended the Purchase Agreement to: (i) increase the maximum amount of our common shares we may sell to the Investor under the Purchase Agreement from $20.3 million to $40.3 million, (ii) lower the minimum floor price, or the Floor Price, which is the lowest price at which the Company may sell Shares to the Investor under the Purchase Agreement, from $0.50 per share to $0.216 per share (not taking into account the discount factor of 93.0% discussed below), unless the Company and the Investor mutually agree otherwise, and (iii) provide for the issuance of an additional 809,498 shares of our common stock, or the Additional Commitment Shares, to the Investor as an additional commitment fee for entering into the Fourth Amendment (such number of Additional Commitment Shares calculated by dividing (A) $300,000, or 1.5% of the $20.0 million increase of the Investor's total commitment under the Purchase Agreement as a result of the Fourth Amendment, by (B) $0.3706, representing 93% of the lowest volume weighted average price of our common shares during the eight trading days immediately preceding the Effective Date.

As a result of the Fourth Amendment, the Purchase Agreement now provides that, upon the terms and subject to the conditions set forth therein, the Investor is committed to purchase up to $40.3 million, which we refer to as the Total Commitment, worth of our common stock over the 24-month term of the Purchase Agreement, of which $18.5 million of our common shares have been sold to the Investor as of the date of this prospectus supplement. As of the date of this prospectus supplement, we have issued an aggregate of $305,991 of our common shares to the Investor as commitment shares. Accordingly, approximately $21.8 million of shares of our common stock remain available to be sold by us under the Purchase Agreement over the next 21 months, and we will promptly issue to the Investor the 809,498 Additional Commitment Shares.
This prospectus supplement and accompanying prospectus also cover the resale of these shares by the Investor to the public.
From time to time over the term of the Purchase Agreement, we may, in our sole discretion, provide the Investor with a Fixed Request Notice to purchase a specified Fixed Amount Requested of shares of our common stock over a Pricing Period commencing on the trading day specified in the applicable Fixed Request Notice, with each fixed request subject to the limitations discussed below. The Maximum Fixed Amount Requested to be purchased pursuant to any single Fixed Request Notice cannot exceed (i) $50,000, if the daily VWAP of the common stock is greater than $0.75 per share on the trading day immediately preceding the applicable date on the Fixed Request Exercise Date and (ii) $10,000, if the VWAP of our common stock is equal to or below $0.75 per share on the trading day immediately preceding the applicable Fixed Request Exercise Date, unless we and the Investor mutually agree.
Once presented with a Fixed Request Notice, the Investor is required to purchase a pro rata portion of the Fixed Request Amount during the applicable Pricing Period for those trading days on which the VWAP equals or exceeds the applicable Floor Price (not taking into account the discount factor of 93.0% discussed below); provided, however, that at no time shall the Floor Price be lower than $0.216 per share, unless the Company and the Investor mutually agree. The per share purchase price for the shares of our common stock subject to a Fixed Request Notice will be equal to the product of a discount factor of 93.0% multiplied by the lowest daily VWAP that equals or exceeds the applicable Floor Price during the applicable Pricing Period.  If the VWAP falls below the applicable Floor Price on any trading day during the applicable Pricing Period, the Purchase Agreement provides that the Investor will not be required to purchase the pro rata portion of the applicable Fixed Price Request Amount allocated to that trading day, unless the Investor elects to purchase those shares at the Floor Price multiplied by the discount factor of 93.0%. Each purchase pursuant to a Fixed Request will reduce, on a dollar-for-dollar basis, the Total Commitment under the Purchase Agreement. The payment for, against subsequent delivery of, Shares in respect of each Fixed Request shall be settled on the Settlement Date therefor, which will be the second trading day next following the last trading day of each Pricing Period, or on such earlier date as the parties may mutually agree.
We are prohibited from issuing a Fixed Request Notice if (i) the amount requested in such Fixed Request Notice exceeds the Maximum Fixed Amount Requested, (ii) the sale of shares of our common stock pursuant to such Fixed Request Notice would cause us to issue or sell or the Investor to acquire or purchase an aggregate dollar value of shares of our common stock that would exceed $40.3 million, or (iii) the sale of shares of our common stock pursuant to the Fixed Request Notice would cause us to sell or the Investor to purchase an aggregate number of shares of our common stock which would result in beneficial ownership by the Investor of more than 4.99% of our common stock (as calculated pursuant to Section 13(d) of the Exchange Act and the rules and regulations thereunder). We cannot make more than one Fixed Request in any Pricing Period and must allow five trading days to elapse between the completion of a Pricing Period and the commencement of a Pricing Period for any other fixed request, unless mutually agreed by both parties.
With respect to any Pricing Period, the Company may in its sole discretion grant to the Investor the right, in the Investor's sole discretion, to purchase, from time to time during the Pricing Period, all or any portion of an Optional Amount of common stock. The Optional Amount and the applicable Optional Amount Floor Price with respect to such Optional Amount, which may be the same or different to the Floor Price with respect to the applicable Fixed Request Notice, shall be set forth in the applicable Fixed Request Notice. The purchase price for any portion of the Optional Amount that the Investor chooses to purchase will be equal to the product of a discount factor of 93.0% multiplied by the Optional Amount Floor Price applicable to such Optional Amount. Each daily Optional Amount exercise shall be aggregated during the Pricing Period and settled on the Settlement Date for the applicable Fixed Request. The Optional Amount Floor Price designated by the Company in its Fixed Request Notice shall apply to each exercise of all or any portion of the Optional Amount during the applicable Pricing Period.

The Purchase Agreement contains customary representations, warranties, covenants and conditions by, among and for the benefit of the parties. The Purchase Agreement may be terminated at any time by the mutual written consent of the parties. Unless earlier terminated, the Purchase Agreement will terminate automatically on the earliest to occur of (i) the first day of the month next following the 24-month anniversary of the date on which the registration statement of which this prospectus is a part was declared effective by the Commission, (ii) the date on which the Investor purchases the Total Commitment worth of common stock under the Purchase Agreement and (iii) the date on which the entire dollar amount of common stock registered under the registration statement of which this prospectus supplement and accompanying prospectus are a part have been issued and sold. Under certain circumstances set forth in the Purchase Agreement, we and the Investor each may terminate the Purchase Agreement on one trading day's prior written notice to the other, without fee, penalty or cost. The Purchase Agreement provides that no termination of the Purchase Agreement will limit, alter, modify, change or otherwise affect any of the parties' rights or obligations with respect to any pending Fixed Request Notice, and that the parties must fully perform their respective obligations with respect to any such pending Fixed Request Notice under the Purchase Agreement, provided all of the conditions to the settlement thereof are timely satisfied.
On the first Trading Day following the execution of the Fourth Amendment, we have agreed to issue the Investor an aggregate commitment fee for entering into the Purchase Agreement equal to $605,991of shares of our common stock, of which (i) $305,991 of common shares have already been issued to the Investor and (ii) $300,000 of which is issuable in connection with the Fourth Amendment by the issuance of 809,498 Additional Commitment Shares to the Investor (such number of Additional Commitment Shares calculated by dividing (A) $300,000, or 1.5% of the $20.0 million increase of the Investor's Total Commitment under the Purchase Agreement as a result of the Fourth Amendment, by (B) $0.3706, representing 93% of the lowest volume weighted average price of our common shares during the eight trading days immediately preceding the Effective Date). We also agreed to pay up to an aggregate of $85,000 of reasonable attorneys' fees and expenses (exclusive of disbursements and out-of-pocket expenses) incurred by the Investor in connection with the preparation, negotiation, execution and delivery of the Purchase Agreement and related transaction documentation, of which $10,000 was incurred and paid in connection with the Fourth Amendment.  Further, if we issue a Fixed Request Notice and fail to deliver the shares of our common stock to the Investor on the applicable settlement date, and such failure continues for 10 trading days, we agreed to pay the Investor, in addition to all other remedies available to the Investor under the Purchase Agreement, an amount in cash equal to 2.0% of the purchase price of such shares for the first 30-day period the shares of our common stock are not delivered and an additional 2.0% for each additional 30-day period thereafter until such shares are delivered. Additionally, on each Settlement Date the Investor is entitled to withhold a draw down fee equal to 1.0% of the total payment to the Company.
We have agreed to indemnify the Investor and certain other persons, and the Investor has agreed to indemnify us and certain other persons, in each case against certain liabilities in connection with the offering of shares of common stock offered hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the Commission this indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.
We may suspend the sale of shares of our common stock to the Investor pursuant to this prospectus supplement for certain periods of time for certain reasons, including if this prospectus supplement is required to be supplemented or amended to include additional material information.
The Investor is an "underwriter" within the meaning of Section 2(a)(11) of the Securities Act. The Investor has informed us that it will use an unaffiliated broker-dealer to effectuate all sales, if any, of the common stock that it may purchase from us pursuant to the Purchase Agreement. Such sales will be made on Nasdaq at prices and at terms then prevailing or at prices related to the then current market price. Each such unaffiliated broker-dealer will be an underwriter within the meaning of Section 2(a)(11) of the Securities Act. The Investor has informed us that each such broker-dealer will receive commissions from the Investor that will not exceed customary brokerage commissions.
The shares of our common stock may be sold in one or more of the following manners:
•	Ordinary brokerage transactions and transactions in which the broker solicits purchasers; or
•
A block trade in which the broker dealer so engaged will attempt to sell the shares of our common stock as agent, but may position and resell a portion of the block as principal to facilitate the transaction.

We know of no existing arrangements between the Investor and any other stockholder, broker, dealer, underwriter, or agent relating to the sale or distribution of the shares of our common stock offered by this prospectus supplement. At the time a particular offer of the shares of our common stock is made, a prospectus supplement, if required, will be distributed that will set forth the names of any agents, underwriters, or dealers and any compensation from the selling stockholder, and any other required information.

The Investor has agreed that during the term of the Purchase Agreement, neither the Investor nor any of its affiliates will, directly or indirectly, engage in any short sales involving our securities or grant any option to purchase, or acquire any right to dispose of or otherwise dispose for value of, any shares of our common stock or any securities convertible into or exercisable or exchangeable for any shares of our common stock, or enter into any swap, hedge or other similar agreement that transfers, in whole or in part, the economic risk of ownership of any shares of our common stock.
We have advised the Investor that it is required to comply with Regulation M promulgated under the Exchange Act to the extent applicable to this offering. With certain exceptions, Regulation M precludes the Investor, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the shares of our common stock offered by this prospectus supplement.
We have entered into an agreement with Financial West Group, member FINRA/SIPC, or FWG, a registered broker-dealer and FINRA member, pursuant to which FWG agreed to act as the placement agent in connection with the Purchase Agreement with the Investor.  FWG shall not be entitled to any additional compensation upon the closing of any subsequent stock sales effected pursuant to the purchase agreement, and FWG shall not be deemed a "distribution participant" in connection with any subsequent sales of stock pursuant to this prospectus supplement. We have also agreed to indemnify FWG and certain other persons against certain liabilities in connection with the offering of shares of our common stock offered hereby.
We will pay all of the expenses incident to the registration, offering, and sale of the shares of our common stock to the Investor. We expect to pay to the Investor up to $10,000 as reimbursement of its expenses in connection with entering into the Fourth Amendment, including its legal fees and due diligence expenses.
The transfer agent and registrar for our common stock is Computershare Trust Company, Inc.
Our common shares are listed on the Nasdaq Capital Market under the symbol "TOPS."
Please also see the information set forth under the caption "Plan of Distribution" in the accompanying prospectus, and the disclosure set forth in our report on Form 6-K relating to the initial purchase agreement with the Investor, dated February 2, 2017, our report on Form 6-K relating to the First Amendment dated March 20, 2017, our report on Form 6-K relating to the Second Amendment dated March 27, 2017 and our report on Form 6-K relating to the Third Amendment dated April 5, 2017, pursuant to the Exchange Act, which is incorporated herein by reference. For more information, please see the section entitled "Incorporation by Reference" in this prospectus supplement.

EXPENSES
The following are the estimated expenses of the issuance and distribution of the securities offered by this prospectus supplement, all of which will be paid by us.
SEC Registration fees	$23,457	*
Legal fees and expenses	$215,000
Accounting Fees	$50,000
FINRA related fees	$31,498	*
Miscellaneous	$20,045
Total:	$340,000

* Previously Paid.

LEGAL MATTERS
The validity of the common shares offered by this prospectus supplement with respect to Marshall Islands law and certain other legal matters relating to United States and Marshall Islands law will be passed upon for us by Seward & Kissel LLP, New York, New York. The Investor is being represented by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., New York, New York.
EXPERTS
The consolidated financial statements incorporated in this prospectus supplement by reference from Top Ships Inc.'s annual report on Form 20-F for the year ended December 31, 2016, have been audited by Deloitte Certified Public Accountants S.A., an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. The offices of Deloitte Certified Public Accountants S.A. are located at Fragoklissias 3a & Granikou Str., 15125 Maroussi, Athens, Greece.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
As required by the Securities Act, we filed a registration statement relating to the securities offered by this prospectus supplement and the accompanying prospectus with the Commission. This prospectus supplement and prospectus are a part of that registration statement, which includes additional information.
Government Filings
We file annual and special reports within the Commission. You may read and copy any document that we file at the public reference facilities maintained by the Commission at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling 1 (800) SEC-0330, and you may obtain copies at prescribed rates from the Public Reference Section of the Commission at its principal office in Washington, D.C. 20549. The Commission maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. Our filings are also available on our website at http://www.tops.org. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus supplement. Further, other than as described below, the information contained in or accessible from the Commission's website is not part of this prospectus supplement.
Information Incorporated by Reference
The Commission allows us to "incorporate by reference" information that we file with it. This means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this prospectus supplement and the accompanying prospectus, and information that we file later with the Commission prior to the termination of this offering will also be considered to be part of this prospectus supplement and prospectus and will automatically update and supersede previously filed information, including information contained in this document.
We incorporate by reference in this prospectus supplement the following documents filed with the Commission pursuant to the Exchange Act:
•
Annual Report on Form 20-F for the year ended December 31, 2016, filed with the Commission on March 14, 2017, which contains our audited consolidated financial statements for the most recent fiscal year for which those statements have been filed.

•	Report on Form 6-K furnished to the Commission on February 2, 2017.
•	Report on Form 6-K furnished to the Commission on March 20, 2017.
•	Report on Form 6-K furnished to the Commission on March 22, 2017.
•	Report on Form 6-K furnished to the Commission on March 24, 2017
•	Report on Form 6-K furnished to the Commission on March 27, 2017
•	Report on Form 6-K furnished to the Commission on March 28, 2017.
•	The three Reports on Form 6-K, each of which was furnished to the Commission on April 5, 2017.

We are also incorporating by reference all subsequent annual reports on Form 20-F that we file with Commission and certain Reports on Form 6-K that we furnish to the Commission after the date of this prospectus supplement (if they state that they are incorporated by reference into this prospectus supplement or prospectus) until we file a post-effective amendment indicating that the offering of the securities made by this prospectus supplement has been terminated. In all cases, you should rely on the later information over different information included in this prospectus supplement or the accompanying prospectus.
You should rely only on the information contained or incorporated by reference in this prospectus supplement and any accompanying prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement and any accompanying prospectus supplement as well as the information we previously filed with the Commission and incorporated by reference, is accurate as of the dates on the front cover of those documents only. Our business, financial condition and results of operations and prospects may have changed since those dates.
You may obtain a copy of above mentioned filing or any subsequent filing we incorporated by reference to this prospectus supplement by writing or telephoning us at the following address:
Top Ships Inc.
1 Vas. Sofias and Meg. Alexandrou Str,
15124 Maroussi, Greece
(011) 30 210 812-8180 (telephone number)
Information Provided by the Company
We will furnish holders of our common stock with annual reports containing audited financial statements and a report by our independent registered public accounting firm. The audited financial statements will be prepared in accordance with U.S. generally accepted accounting principles. As a "foreign private issuer," we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders. While we furnish proxy statements to shareholders in accordance with the rules of the Nasdaq Capital Market, those proxy statements do not conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. In addition, as a "foreign private issuer," our officers and directors are exempt from the rules under the Exchange Act relating to short swing profit reporting and liability.

PROSPECTUS

$200,000,000
Common Shares (including preferred stock purchase rights), Preferred Shares, Debt Securities, Warrants, Purchase Contracts, Rights and Units
And
1,000,000 Common Shares offered by the Selling Securityholder

TOP SHIPS INC.

Through this prospectus, we may periodically offer common shares (including related preferred stock purchase rights), preferred shares, debt securities, warrants, purchase contracts, rights and units. We may also offer securities of the types listed above that are convertible or exchangeable into one or more of the securities listed above.
In addition, YA II CD, LTD., or the Selling Securityholder, may sell in one or more offerings pursuant to this registration statement up to an aggregate of 1,000,000 of our common shares that are issuable to the Selling Securityholder upon conversion of 2,106 of our Series B Convertible Preferred Shares, or the Series B Convertible Preferred Shares, acquired by the Selling Securityholder from us in a private placement for $2.0 million that was completed on November 22, 2016.
The prices and terms of the securities that we or the Selling Securityholder will offer or sell will be determined at the time of their offering and will be described in a supplement to this prospectus. We will not receive any of the proceeds from the sale of securities by the Selling Securityholder. This prospectus describes some of the general terms that may apply to these securities. The securities issued or resold under this prospectus may be offered directly or through one or more underwriters, agents or dealers, or through other means. The names of any underwriters, agents or dealers will be included in a supplement to this prospectus.
Our common shares are currently listed on the Nasdaq Capital Market under the symbol "TOPS."
The aggregate market value of our outstanding common shares held by non-affiliates as of January 13, 2017 is $7,586,475, based on 5,694,141 common shares outstanding, of which 3,034,590 are held by non-affiliates, and a closing price on the Nasdaq Capital Market of $2.50 on that date. As of the date hereof, we have not offered any securities pursuant to General Instruction I.B.5 of Form F-3 during the twelve calendar month period that ends on and includes the date hereof.
Investing in our securities involves a high degree of risk. Before you make an investment in our securities, you should carefully consider the section entitled "Risk Factors" beginning on page 4 of this prospectus, and the other risk factors contained in the applicable prospectus supplement and in the documents incorporated by reference herein and therein.
Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is February 1, 2017.

ABOUT THIS PROSPECTUS
Unless otherwise indicated, all references to "dollars" and "$" in this prospectus are to United States dollars and financial information presented in this prospectus that is derived from financial statements incorporated by reference is prepared in accordance with accounting principles generally accepted in the United States.
This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or the Commission, using a shelf registration process. Under the shelf registration process, we may sell the common shares (including related preferred stock purchase rights), preferred shares, debt securities, warrants, purchase contracts, rights and units and the Selling Securityholder may sell our common shares that are described in this prospectus from time to time in one or more offerings. This prospectus provides you with a general description of the securities we or the Selling Securityholder may offer. Each time we or the Selling Securityholder offer or sell securities pursuant to this prospectus, we or the Selling Securityholder will provide you with a prospectus supplement that will describe the specific types, amounts, prices and terms of the offered securities. The prospectus supplement may also add, update or change the information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the prospectus supplement. Before purchasing any securities, you should read carefully both this prospectus and any prospectus supplement, together with the additional information described below.
This prospectus and any prospectus supplement are part of a registration statement we filed with the Commission and do not contain all of the information in the registration statement. Forms of the indentures and other documents establishing the terms of the offered securities are filed as exhibits to the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. For further information about us or the securities offered hereby, you should refer to the registration statement, which you can obtain from the Commission as described below under "Where You Can Find Additional Information."
You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement. We, the Selling Securityholder, and any underwriters have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor the Selling Securityholder will make any offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the applicable supplement to this prospectus is accurate as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.
Other than in the United States, no action has been taken by us that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Table of Contents
SUMMARY	1
RISK FACTORS	4
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	5
RATIO OF EARNINGS TO FIXED CHARGES	6
USE OF PROCEEDS	7
CAPITALIZATION	8
PRICE RANGE OF COMMON SHARES	9
PLAN OF DISTRIBUTION	10
SELLING SECURITYHOLDER	12
DESCRIPTION OF CAPITAL STOCK	13
DESCRIPTION OF DEBT SECURITIES	23
DESCRIPTION OF WARRANTS	29
DESCRIPTION OF PURCHASE CONTRACTS	30
DESCRIPTION OF RIGHTS	31
DESCRIPTION OF UNITS	32
ENFORCEABILITY OF CIVIL LIABILITIES	33
EXPENSES	34
LEGAL MATTERS	34
EXPERTS	34
WHERE YOU CAN FIND ADDITIONAL INFORMATION	34
GOVERNMENT FILINGS	34

SUMMARY

This section summarizes some of the information that is contained in this prospectus. As an investor or prospective investor, you should review carefully the more detailed information that appears later in this prospectus and the information incorporated by reference in this prospectus. Unless otherwise indicated, the information presented in this prospectus gives effect to a one-for-ten reverse stock split of our issued and outstanding common shares effective on February 22, 2016.
Unless the context otherwise requires, as used in this prospectus, the terms "Company," "we," "us," and "our" refer to TOP SHIPS INC. and all of its subsidiaries, and "TOP SHIPS INC." refers only to TOP SHIPS INC. and not to its subsidiaries. We use the term deadweight ton, or dwt, in describing the size of vessels. Dwt, expressed in metric tons each of which is equivalent to 1,000 kilograms, refers to the maximum weight of cargo and supplies that a vessel can carry. Our reporting currency is in the U.S. dollar and all references in this prospectus to "$" or "dollars" are to U.S. dollars.
Our Company
We are an international owner and operator of modern, fuel efficient eco medium range, or MR, tanker vessels focusing on the transportation of crude oil, petroleum products (clean and dirty) and bulk liquid chemicals. As of the date of this prospectus, our fleet consists of two chartered-in 49,737 dwt product/chemical tankers vessels, the M/T Stenaweco Energy and the M/T Stenaweco Evolution, two 39,208 dwt product/chemical tankers vessels, the M/T Eco Fleet and the M/T Eco Revolution, and two 49,737 dwt product/chemical tankers, the M/T Stenaweco Excellence and M/T Nord Valiant
We intend to continue to review the market in order to identify potential acquisition targets on accretive terms.
 We believe we have established a reputation in the international ocean transport industry for operating and maintaining vessels with high standards of performance, reliability and safety. We have assembled a management team comprised of executives who have extensive experience operating large and diversified fleets of tankers and who have strong ties to a number of national, regional and international oil companies, charterers and traders.
The Fleet
The following tables present our fleet list as of January 13, 2017:
Chartered-in fleet:

Name	Deadweight	Charterer	Charter Duration	Gross Rate fixed period/ options
M/T Stenaweco Energy	49,737	Stena Weco A/S	5.5+1+1 years	$16,500* / $17,350 / $18,100
M/T Stenaweco Evolution	49,737	Stena Weco A/S	5+1+1 years	$16,200** / $17,200 / $18,000

*$14,600 commencing from January 1, 2017 until June 30, 2018. Thereafter the rate will be $16,500 until February 25, 2020.
**$14,600 commencing from May 1, 2017 until April 30, 2018. Thereafter the rate will be $16,200 from May 1, 2018 until April 3, 2019. From April 4, 2019 to April 4, 2020 the rate is $16,350.

Operating fleet:

Name	Deadweight	Charterer	Charter Duration	Gross Rate fixed period/ options
M/T Eco Fleet	39,208	BP Shipping Limited	3+1+1 years	$15,200 / $16,000 / $16,750
M/T Eco Revolution	39,208	BP Shipping Limited	3+1+1 years	$15,200 / $16,000 / $16,750
M/T Stenaweco Excellence	49,737	Stena Weco A/S	3+1+1 years	$16,200 / $17,200 / $18,000
M/T Nord Valiant	49,737	DS Norden A/S	5+1+1 years	$16,800 / $17,600 / $18,400

Recent Developments

On August 1, 2016, we amended our ABN Senior Credit Facility, or the ABN Facility, to increase the borrowing limit to $64.4 million and added another tranche to the loan, "Tranche C," which is secured by M/T Nord Valiant. This additional $20 million of Tranche C was to be used to partly finance the remaining shipyard installments of the M/T Nord Valiant. Commencing in November 2016, Tranche C is repayable in 12 consecutive quarterly installments of $0.55 million each and then 12 consecutive quarterly installments of $0.36 million each, plus a balloon installment of $9.05 million payable together with the last installment in August 2022. Apart from the inclusion of M/T Nord Valiant as a collateralized vessel, no other material changes were made to the ABN Facility.
On August 5, 2016, we drew down $20.0 million under the ABN Facility and on August 10, 2016, we took delivery of the M/T Nord Valiant, a 49,737 dwt product/chemical tanker. On August 15, 2016, the M/T Nord Valiant commenced its time charter with DS Norden A/S.
On August 4, September 30 and December 29, 2016, we drew down $3.3 million, $0.7 million and $1.0 million, respectively under our revolving credit facility with Family Trading Inc., or Family Trading. On July 1 and September 7, 2016, we repaid $1.1 million and $2.4 million respectively under our revolving credit facility with Family Trading. During November 2016 we repaid a total of $4.4 million under our revolving credit facility with Family Trading. On January 3, 2017, we repaid $1.0 million under our revolving credit facility with Family Trading.
On September 14, 2016, we declared a dividend of one preferred share purchase right for each outstanding common share and adopted a shareholder rights plan, as set forth in a stockholders rights agreement dated as of September 22, 2016, by and between us and Computershare Trust Company, N.A., as rights agent.
On November 22, 2016, we entered into a securities purchase agreement with the Selling Securityholder, or the Securities Purchase Agreement, pursuant to which we sold up to 3,160 Series B Convertible Preferred Shares, which are convertible into our common shares pursuant to the terms of the Certificate of Designation of the Series B Convertible Preferred Shares, to the Selling Securityholder for up to $3.0 million, or the Transaction. The Selling Securityholder purchased 1,579 Series B Convertible Preferred Shares at the initial closing of the Transaction and 527 Series B Convertible Preferred Shares on November 28, 2016 and has waived the right to purchase any additional Series B Preferred Shares. This prospectus covers resales from time to time by the Selling Securityholder of up to 1,000,000 of our common shares underlying the Series B Convertible Preferred Shares issued in the Transaction. For more information about the Series B Convertible Preferred Shares, please see the section below entitled "Description of Series B Convertible Preferred Shares".
In connection with the Transaction, the Company also entered into a registration rights agreement with the Selling Securityholder, or the Registration Rights Agreement, which has been filed as an exhibit to this registration statement, to provide them with certain registration rights.
On December 28, 2016 we extended the maturity of the Family Trading loan to January 31, 2017.
Nasdaq Listing
On January 26, 2016, we received a notification from Nasdaq stating that because the market value of our publicly held shares for the previous 30 consecutive business days was below the minimum $5 million requirement for continued listing on the Nasdaq Global Select Market, we were not in compliance with Nasdaq Listing Rule 5450(b)(1)(C). The applicable grace period to regain compliance was 180 calendar days from the date of the notice.

On July 27, 2016, we transferred our Nasdaq listing from the Nasdaq Global Select Market to the Nasdaq Capital Market. Our common shares continue to trade on Nasdaq under the symbol "TOPS". The Nasdaq Capital Market is a continuous trading market that operates in substantially the same manner as the Nasdaq Global Select Market. The Company currently fulfills the listing requirements of the Nasdaq Capital Market and the approval of the transfer cured our deficiency under Nasdaq Listing Rule 5450(b)(1)(C).

Corporate Information
 Our predecessor, Ocean Holdings Inc., was formed as a corporation in January 2000 under the laws of the Republic of the Marshall Islands and renamed Top Tankers Inc. in May 2004. In December 2007, Top Tankers Inc. was renamed Top Ships Inc.
Our common shares are currently listed on the Nasdaq Capital Market under the symbol "TOPS." The current address of our principal executive office is 1 Vasilisis Sofias and Megalou Alexandrou Str, 15124 Maroussi, Greece. The telephone number of our registered office is +30 210 812 8180. Our corporate website address is www.topships.org. The information contained on our website does not constitute part of this prospectus.
The Securities We or the Selling Securityholder May Offer
We may use this prospectus to offer up to $200,000,000 of our:
1.           common shares, including related preferred stock purchase rights;
2.          preferred shares;
3.          debt securities;
4.          warrants;
5.          purchase contracts;
6.          rights; and
 7.           units.
We may also offer securities of the types listed above that are convertible or exchangeable into one or more of the securities listed above. In addition, the Selling Securityholder may sell in one or more offerings pursuant to this prospectus up to an aggregate of 1,000,000 of our common shares issuable to the Selling Securityholder upon conversion of some or all of the Series B Convertible Preferred Shares issued in the Transaction.
A prospectus supplement will describe the specific types, amounts, prices, and detailed terms of any of these offered securities and may describe certain risks in addition to those set forth below associated with an investment in the securities. Terms used in the prospectus supplement will have the meanings described in this prospectus, unless otherwise specified.

RISK FACTORS
 An investment in our securities involves a high degree of risk. Before making an investment in our securities, you should carefully consider all of the information included or incorporated by reference into this prospectus and any prospectus supplement, including the risks described under the heading "Item 3. Key Information—D. Risk Factors" in our Annual Report on Form 20-F for the year ended December 31, 2015, filed with the Commission on April 26, 2016, as updated by annual and other reports and documents we file with the Commission after the date of this prospectus and that are incorporated by reference herein. Please see the section of this prospectus entitled "Where You Can Find Additional Information." In addition, you should also consider carefully the risks set forth under the heading "Risk Factors" in any prospectus supplement before investing in the securities offered by this prospectus. The occurrence of one or more of those risk factors could adversely impact our business, financial condition or results of operations. When we offer and sell any securities pursuant to a prospectus supplement, we may include additional risk factors relevant to such securities in the prospectus supplement.
Risk Related to the Offering
Sales by the Selling Securityholder of the common shares covered by this prospectus could adversely affect the trading price of our common shares.
In accordance with the Registration Rights Agreement, we are registering for resale on this registration statement up to an aggregate of 1,000,000 common shares issuable to the Selling Securityholder upon conversion of some or all of the Series B Convertible Preferred Shares issued in the Transaction. These common shares represent approximately 17.6% of our currently outstanding common shares. Subject to certain exceptions, we are obligated to keep this prospectus current so that, once issued, the common shares can be sold in the public market at any time. Further, the Registration Rights Agreement requires, among other things, for us to ultimately register for resale all of our common shares issued or issuable upon the conversion of all Series B Convertible Preferred Shares issued in the Transaction until the common shares may be sold without restrictions pursuant to Rule 144 promulgated under the Securities Act. Consequently, the resale of all or a substantial portion of the common shares in the public market, or the perception that these sales might occur, could cause the market price of our common shares to decrease and may make it difficult for us to sell our equity securities in the future at a time and upon terms we deem appropriate.
The provisions of the Series B Convertible Preferred Shares may require us to issue a large number of common shares upon conversion, which may significantly depress the trading price of our common shares and significantly dilute existing shareholders.
The conversion price that is used to determine the number of common shares issued to holders of Series B Convertible Preferred Shares upon conversion is subject to anti-dilution adjustments and adjustments based upon the trading price of our common shares. Specifically, each Series B Convertible Preferred Share is convertible into the number of our common shares equal to the quotient of $1,000 plus any accrued and unpaid dividends divided by the lesser of the following two prices: (i) $2.80 and (ii) 85% of the lowest daily VWAP of the Company's common shares over the 10 consecutive trading days expiring on the trading day immediately prior to the date of delivery of a conversion notice, but in no event will the conversion price be less than $1.00. Under certain circumstances, the aforementioned adjustments may result in us issuing a large number of common shares upon conversion of the Series B Convertible Preferred Shares, which in turn could significantly depress the trading price of our common shares and significantly dilute existing shareholders. For example, assuming there are no accrued and unpaid dividends, the hypothetical conversion of all 2,160 Series B Convertible Preferred Shares by the Selling Securityholder at the $1.00 floor price will result in the issuance of 2,160,000 of our common shares, which represents approximately 38% of our currently outstanding common shares.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
Matters discussed in this prospectus may constitute forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides safe harbor protections for forward-looking statements in order to encourage companies to provide prospective information about their business. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts.
We desire to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are including this cautionary statement in connection with this safe harbor legislation. This prospectus and any other written or oral statements made by us or on our behalf may include forward-looking statements, which reflect our current views with respect to future events and financial performance. When used in this prospectus, the words "anticipate," "believe," "expect," "intend," "estimate," "forecast," "project," "plan," "potential," "may," "should," and similar expressions identify forward-looking statements.
All forward-looking statements involve risks and uncertainties. The occurrence of the events described, and the achievement of the expected results, depend on many events, some or all of which are not predictable or within our control. Actual results may differ materially from expected results.
The forward-looking statements in this prospectus are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, management's examination of historical operating trends, data contained in our records and other data available from third parties. Although we believe that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies, which are difficult or impossible to predict and are beyond our control, we cannot assure you that we will achieve or accomplish these expectations, beliefs or projections.
In addition to these assumptions and matters discussed elsewhere herein, important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include the strength of world economies and currencies, general market conditions, including fluctuations in charterhire rates and vessel values, changes in demand in the shipping market, including the effect of changes in the Organization of the Petroleum Exporting Countries' petroleum production levels and worldwide oil consumption and storage, changes in regulatory requirements affecting vessel operations, changes in Top Ships Inc.'s operating expenses, including bunker prices, dry-docking and insurance costs, changes in governmental rules and regulations or actions taken by regulatory authorities, changes in the price of our capital investments, potential liability from pending or future litigation, general domestic and international political conditions, potential disruption of shipping routes due to accidents, political events, piracy or acts by terrorists, and other important factors described from time to time in the reports filed by us with the Commission.
See the section entitled "Risk Factors," beginning on page 4, for a more complete discussion of these risks and uncertainties and for other risks and uncertainties. Other unknown or unpredictable factors also could harm our results. Consequently, there can be no assurance that actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, us. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

RATIO OF EARNINGS TO FIXED CHARGES
The following table sets forth our unaudited ratio of earnings to fixed charges for the periods presented.(1)
		Year Ended December 31, (amounts in thousands of US dollars)
	Six Months Ended June 30, 2016	2015	2014	2013	2012	2011

Earnings
Net income / (loss)	$290	$(8,507)	$2,896	$1,408	$(63,984)	$(189,112)
Add: Fixed charges	3,678	5,098	630	6,479	9,048	16,267
Less: Interest capitalized	(578)	(449)	(208)	-	-	-

Total Earnings	$3,390	$(3,858)	$3,318	$7,887	$(54,936)	$(172,845)

Fixed Charges

Interest expensed and capitalized	1,214	604	614	$4,644	$7,240	$10,068
Interest portion of Bareboat charter hire expenses	2,349	3,956	-	-	-	-
Amortization and write-off of capitalized expenses related to indebtedness	115	538	16	1,835	1,808	6,199

Total Fixed Charges	$3,678	$5,098	$630	$6,479	$9,048	$16,267

Ratio of Earnings to Fixed Charges(2)	0.92	-	5.27	1.2	-	–
Dollar amount of the coverage deficiency	288	8,956	-	-	63,984	189,112

(1)	As of the date of this prospectus, 2,106 Series B Convertible Preferred Shares are issued and outstanding.
(2)
For purposes of computing the consolidated ratio of earnings to fixed charges, "earnings" consist of pre-tax income from continuing operations prepared under GAAP plus fixed charges (exclusive of interest capitalized) and "fixed charges" represent interest incurred, amortization of deferred financing costs and the interest portion of bareboat charter hire expenses. The consolidated ratio of earnings to fixed charges is a ratio that we are required to present in this prospectus supplement and has been calculated in accordance with SEC rules and regulations. This ratio has no application to our credit facilities, and we believe is not a ratio generally used by investors to evaluate our overall operating performance.

USE OF PROCEEDS
We intend to use net proceeds from the sale of the securities by us as set forth in the applicable prospectus supplement.
We will not receive any proceeds from sales of our common shares by the Selling Securityholder. We also cannot predict when or if the Series B Convertible Preferred Shares will be converted, and it is possible that the Series B Convertible Preferred Shares may never be converted.

CAPITALIZATION
Each prospectus supplement will include information on our consolidated capitalization.

PRICE RANGE OF COMMON SHARES
You should carefully review the high and low prices of our common shares in the tables for the months, quarters and years indicated under the heading Item 9. "The Offer and Listing" in our annual report on Form 20-F for the year ended December 31, 2015, which is incorporated by reference herein.
Our common shares trade on the Nasdaq Capital Market under the symbol "TOPS." All share prices have been adjusted to reflect the 1-for-10 reverse stock split of our common shares effected on February 22, 2016. The high and low market prices for our common shares for the periods indicated were as follows:
	High	Low
For the Quarter Ended
December 31, 2016	$8.40	$2.00
September 30, 2016	$8.40	$1.48
June 30, 2016	$3.44	$1.45

For the Month Ended

January 2017 (up to and including January 13, 2017)	$2.68	$2.20
December 2016	$3.35	$2.25
November 2016	$8.40	$2.00
October 2016	$3.67	$2.46
September 2016	$4.82	$3.10
August 2016	$8.40	$3.66
July 2016	$4.90	$1.48

PLAN OF DISTRIBUTION
We or the Selling Securityholder may sell or distribute the securities included in this prospectus through underwriters, through agents, to dealers, in private transactions, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices.
In addition, we or the Selling Securityholder may sell some or all of our securities included in this prospectus, through:
•	a block trade in which a broker-dealer may resell a portion of the block, as principal, in order to facilitate the transaction;
•	purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account; or
•	ordinary brokerage transactions and transactions in which a broker solicits purchasers.
In addition, we or the Selling Securityholder may enter into options or other types of transactions that require us or them to deliver our securities to a broker-dealer, who will then resell or transfer the securities under this prospectus. We or the Selling Securityholder may enter into hedging transactions with respect to our securities. For example, we or the Selling Securityholder may:
•	enter into transactions involving short sales of our common shares by broker-dealers;
•	enter into option or other types of transactions that require us to deliver common shares to a broker-dealer, who will then resell or transfer the common shares under this prospectus; or
•	loan or pledge the common shares to a broker-dealer, who may sell the loaned shares or, in the event of default, sell the pledged shares.
The Selling Securityholder may also sell securities under Rule 144 or any other exemption from registration under the Securities Act of 1933, as amended, or the Securities Act, if available, rather than under this prospectus.
We or the Selling Securityholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement. If so, the third party may use securities pledged by us or the Selling Securityholder or borrowed from us or the Selling Securityholder to settle those sales or to close out any related open borrowings of stock, and may use securities received from us or the Selling Securityholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions may be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, we or the Selling Securityholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.
The Selling Securityholder and any broker-dealers or other persons acting on our behalf or the behalf of the Selling Securityholder that participate with us or the Selling Securityholder in the distribution of the securities, may be deemed to be underwriters, and any commissions received or profit realized by them on the resale of the securities, may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended, or the Securities Act. As a result, we have informed, or will inform, the Selling Securityholder that Regulation M, promulgated under the Securities Exchange Act of 1934, or the Exchange Act, may apply to sales by the Selling Securityholder in the market. The Selling Securityholder may agree to indemnify any broker, dealer or agent that participates in transactions involving the sale of our common shares against certain liabilities, including liabilities arising under the Securities Act.

As of the date of this prospectus, we are not a party to any agreement, arrangement or understanding between any broker or dealer and us with respect to the offer or sale of the securities pursuant to this prospectus.
At the time that any particular offering of securities is made, to the extent required by the Securities Act, a prospectus supplement will be distributed, setting forth the terms of the offering, including the aggregate number of securities being offered, the purchase price of the securities, the initial offering price of the securities, the names of any underwriters, dealers or agents, any discounts, commissions and other items constituting compensation from us, and any discounts, commissions or concessions allowed or re-allowed or paid to dealers. Furthermore, we, our executive officers, our directors and major shareholders or the Selling Securityholder may agree, subject to certain exemptions, that for a certain period from the date of the prospectus supplement under which the securities are offered, we and they will not, without the prior written consent of an underwriter, offer, sell, contract to sell, pledge or otherwise dispose of any of our common shares or any securities convertible into or exchangeable for common shares. However, an underwriter, in its sole discretion, may release any of the securities subject to these lock-up agreements at any time without notice.
Underwriters or agents could make sales in privately negotiated transactions and/or any other method permitted by law, including sales deemed to be an at-the-market offering as defined in Rule 415 promulgated under the Securities Act, which includes sales made directly on or through the Nasdaq Capital Market, the existing trading market for our common shares, or sales made to or through a market maker other than on an exchange.
We will bear costs relating to all of the securities offered and sold by us under this registration statement.
If more than five percent (5%) of the net proceeds of any offering of common shares made under this prospectus will be received by a Financial Industry Regulatory Authority, or FINRA, member participating in the offering or affiliates or associated persons of such a FINRA member, the offering will be conducted in accordance with FINRA Rule 5121.

SELLING SECURITYHOLDER
This prospectus relates to up to 1,000,000 common shares that the Selling Securityholder may sell in one or more offerings upon conversion of some or all of the Series B Convertible Preferred Shares that the Selling Securityholder has purchased from us under the terms of the Securities Purchase Agreement. The table below sets forth information about the maximum number of our common shares that may be offered from time to time by the Selling Securityholder under this prospectus. The Selling Securityholder identified below may currently hold or acquire our common shares in addition to those registered hereby. In addition, the Selling Securityholder identified below may sell, transfer, assign or otherwise dispose of some or all of their common shares in private placement transactions exempt from or not subject to the registration requirements of the Securities Act.
Information concerning the Selling Securityholder may change from time to time and, to the extent required, we will supplement this prospectus accordingly. To our knowledge, the Selling Securityholder does not have nor have had within the past three years, any position, office or other material relationship with us or any of our predecessors or affiliates, other than their ownership of our common shares.
We have prepared the following table based on information supplied to us by the Selling Securityholder on or prior to January 13, 2017. We have not sought to verify such information.

Selling Securityholder	Total Number of Preferred Shares Owned Prior to This Offering	Total Number of Common Shares Owned Prior to This Offering	Percentage of Outstanding Shares Owned Prior to This Offering	Maximum Number of Shares Which May Be Sold in This Offering	Percentage of Outstanding Shares Which May Be Sold in This Offering(2)	Number of Shares Owned Following This Offering(3)	Percentage of Outstanding Shares Owned Following This Offering(3)
YA II CD, LTD(1)	2,106	0	0	1,000,000	17.6%	-	0%

(1)
YA II CD, Ltd is the investor under the Securities Purchase Agreement. Yorkville Advisors Global, LP ("Yorkville LP") is YA II CD, Ltd's. investment manager and Yorkville Advisors Global, LLC ("Yorkville LLC") is the General Partner of Yorkville LP. All investment decisions for YA are made by Yorkville LLC's President and Managing Member, Mr. Mark Angelo. The address of YA is 1012 Springfield Avenue, Mountainside, NJ 07092, Attention: Mark Angelo, Portfolio Manager.

(2)
Assumes that the total number of issued and outstanding common shares of the Company remains unchanged at 5,694,141 prior to the issuance of the common shares underlying the Series B Convertible Preferred Shares.

(3)	Assumes that the Selling Stockholder will sell all of its common shares offered pursuant to this prospectus.

DESCRIPTION OF CAPITAL STOCK
Purpose

Our purpose is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the Marshall Islands Business Corporations Act, or BCA. Our Third Amended and Restated Articles of Incorporation and Amended and Restated By-Laws, as amended, do not impose any limitations on the ownership rights of our shareholders.
Authorized Capitalization

Our authorized capital stock consists of 1,000,000,000 common shares, par value $0.01 per share, of which 5,694,141 shares were issued and outstanding as of January 9, 2017 and 20,000,000 preferred shares with par value of $0.01, of which 2,106 Series B Convertible Preferred Shares are issued and outstanding as of the date of this prospectus.
On September 14, 2016, we declared a dividend of one preferred share purchase right for each outstanding common share and adopted a shareholder rights plan, as set forth in a Stockholders Rights Agreement dated as of September 22, 2016, by and between us and Computershare Trust Company, N.A., as rights agent described under the section entitled "—Stockholder Rights Agreement". In connection with the Stockholder Rights Agreement, we designated 1,000,000 shares as Series A Participating Preferred Stock, none of which are outstanding as of the date of this prospectus.
As of January 13, 2017, there were also (i) 2,669,545 warrants outstanding, with each warrant currently having an exercise price of the lesser of $2.80 or 85% of the lowest daily VWAP of the Company's common shares over the 10 consecutive trading days expiring on the trading day immediately prior to the date of delivery of an exercise notice (but in no event will the exercise price be less than $1.00), and entitling its holder to purchase 0.89 common shares, as may be further adjusted and (ii) 300,000 representative warrants outstanding entitling their holders to purchase 30,000 shares at an exercise price of $25 per share, as may be further adjusted.
Description of Common Shares

Each outstanding common share entitles the holder to one vote on all matters submitted to a vote of shareholders. Subject to preferences that may be applicable to any outstanding preferred shares, holders of common shares are entitled to receive ratably all dividends, if any, declared by our Board of Directors out of funds legally available for dividends. Upon our dissolution or liquidation or the sale of all or substantially all of our assets, after payment in full of all amounts required to be paid to creditors and to the holders of our preferred shares having liquidation preferences, if any, the holders of our common shares will be entitled to receive pro rata our remaining assets available for distribution. Holders of our common shares do not have conversion, redemption or preemptive rights to subscribe to any of our securities. The rights, preferences and privileges of holders of our common shares are subject to the rights of the holders of any preferred shares that we may issue in the future.
Description of Preferred Shares

Our Third Amended and Restated Articles of Incorporation authorize our Board of Directors to establish one or more series of preferred shares and to determine, with respect to any series of preferred shares, the terms and rights of that series, including the designation of the series, the number of shares of the series, the preferences and relative, participating, option or other special rights, if any, and any qualifications, limitations or restrictions of such series, and the voting rights, if any, of the holders of the series.

Under the terms of our Third Amended and Restated Articles of Incorporation, our board of directors has the authority, without any further vote or action by our shareholders, to issue up to 20,000,000 preferred shares. The material terms of any series of preferred shares that we offer through a prospectus supplement will be described in that prospectus supplement. Our board of directors is authorized to provide for the issuance of preferred shares in one or more series with designations as may be stated in the resolution or resolutions providing for the issue of such preferred shares. At the time that any series of our preferred shares are authorized, our board of directors will fix the dividend rights, any conversion rights, any voting rights, redemption provisions, liquidation preferences and any other rights, preferences, privileges and restrictions of that series, as well as the number of shares constituting that series and their designation. Our board of directors could, without shareholder approval, cause us to issue preferred shares which have voting, conversion and other rights that could adversely affect the holders of common shares or make it more difficult to effect a change in control. Our preferred shares could be used to dilute the share ownership of persons seeking to obtain control of us and thereby hinder a possible takeover attempt which, if our shareholders were offered a premium over the market value of their shares, might be viewed as being beneficial to our shareholders. In addition, our preferred shares could be issued with voting, conversion and other rights and preferences which would adversely affect the voting power and other rights of holders of common shares. Our board of directors may issue preferred shares on terms calculated to discourage, delay or prevent a change of control in us or the removal of our management.
Description of Series B Convertible Preferred Shares

On November 22, 2016, we completed a private placement of up to 3,160 Series B Convertible Preferred Shares for an aggregate principal amount of up to $3.0 million. The Selling Securityholder purchased 1,579 Series B Convertible Preferred Shares at the initial closing of the Transaction and 527 Series B Convertible Preferred Shares on November 28, 2016 for a total of $2.0 million. The Selling Securityholder waived the right to purchase any additional Series B Preferred Shares. The following description of the Series B Convertible Preferred Shares is subject to and qualified in its entirety by reference to the Securities Purchase Agreement, Certificate of Designation of the Series B Convertible Preferred Shares and Registration Rights Agreement entered into in connection with the private placement. Copies of the Securities Purchase Agreement, Certificate of Designation of the Series B Convertible Preferred Shares and Registration Rights Agreement has been filed as exhibits to our Report on Form 6-K filed with the Commission on November 23, 2016. The waiver agreement was filed as an exhibit to our Report on Form 6-K filed with the Commission on January 10, 2017. We suggest that you read the complete text of our Securities Purchase Agreement, Certificate of Designation of the Series B Convertible Preferred Shares, and Registration Rights Agreement and the waiver agreement, which we have incorporated by reference to this registration statement.
Conversion.  Each holder of Series B Convertible Preferred Shares, at any time and from time to time, has the right, subject to certain conditions, to convert all or any portion of the Series B Convertible Preferred Shares then held by such holder into our common shares at the conversion rate then in effect. Each Series B Convertible Preferred Share is convertible into the number of our common shares equal to the quotient of $1,000 plus any accrued and unpaid dividends divided by the lesser of the following two prices: (i) $2.80 and (ii) 85% of the lowest daily VWAP of the Company's common shares over the 10 consecutive trading days expiring on the trading day immediately prior to the date of delivery of a conversion notice, but in no event will the conversion price be less than $1.00.
Limitation on Beneficial Ownership. The Series B Convertible Preferred Shares may not be converted if, after giving effect to the conversion, a holder together with certain related parties would beneficially own in excess of 4.99% of our outstanding common shares. At each holder's option, the cap may be waived upon 61-days' prior notice to us.
Voting.  The holders of Series B Convertible Preferred Shares are entitled to such number of votes as is equal to the number of our common shares then issuable upon a conversion of each Series B Convertible Preferred Share (subject to the ownership limitation of 4.99%) on all matters submitted to a vote of the stockholders of the Company.  The holders of Series B Convertible Preferred Shares and the holders of our common shares shall vote together as one class on all matters submitted to a vote of shareholders of the Company. The holders of Series B Convertible Preferred Shares have no special voting rights and their consent shall not be required for taking any corporate action.

Distributions.  Upon any liquidation, dissolution or winding up of the Company, the holders of Series B Convertible Preferred Shares shall be entitled to receive an aggregate amount equal to one thousand dollars ($1,000) per each Series B Convertible Preferred Share plus an amount equal to any accrued and unpaid dividends on each such Series B Convertible Preferred Share.
Redemption.  The Company at its option shall have the right to redeem a portion or all of the outstanding Series B Convertible Preferred Shares. The Company shall pay an amount equal to one thousand dollars ($1,000) per each Series B Convertible Preferred Share, or the Liquidation Amount, plus a redemption premium equal to twenty percent (20%) of the Liquidation Amount being redeemed, plus an amount equal to any accrued and unpaid dividends on such Preferred Shares (collectively referred to as the "Redemption Amount"). In order to make a redemption, the Company shall first provide 10 business days advanced written notice to the holders of its intention to make a redemption, or the Redemption Notice, setting forth the amount it desires to redeem. After receipt of the Redemption Notice, the holders shall have the right to elect to convert all or any portion of its Series B Convertible Preferred Shares. Upon the expiration of the 10 business day period, the Company shall deliver to each holder the Redemption Amount with respect to the amount redeemed after giving effect to conversions effected during the notice period.
The Series B Convertible Preferred Shares shall be subject to redemption in cash at the option of the holders thereof at any time after the occurrence and continuance of a Triggering Event, as defined in the Certificate of Designation of the Series B Convertible Preferred Shares incorporated herein by reference, in an amount equal to the Redemption Amount with respect to such Series B Convertible Preferred Shares. Such Preferred Shares shall be redeemed and the Redemption Amount shall be paid on a date that shall not be more than 10 business days following the date that written notice to the Company is given by a holder indicating the holder's intention to redeem such shares and the number of shares to be redeemed.
Dividends. The holders of outstanding Series B Convertible Preferred Shares shall be entitled to receive when, as and if declared by our board of directors out of funds legally available for the purpose, quarterly dividends payable in cash on the last day of January, April, July and October in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after a Triggering Event (as defined in the Certificate of Designation of the Series B Convertible Preferred Shares incorporated herein by reference) in an amount per share (rounded to the nearest cent) equal to eight percent (8%) per year of the liquidation amount of the then outstanding Series B Convertible Preferred Shares computed on the basis of a 365-day year and the actual days elapsed. A Triggering Event includes, among other things, certain bankruptcy proceedings commenced by us or our subsidiaries, the delisting of our common shares from Nasdaq, our failure to timely deliver common shares to the Selling Securityholder upon conversion of Series B Convertible Preferred Shares, our failure to pay cash upon redemption as provided in the Certificate of Designations of the Series B Convertible Preferred Shares, or our failure to observe or perform certain covenants of the Certificate of Designations of the Series B Convertible Preferred Shares or any Transaction document. The liquidation amount is $1,000 per each Series B Convertible Preferred Share. The Company shall declare a dividend or distribution on the Series B Convertible Preferred Shares as provided above immediately after each Quarterly Dividend Payment Date after a Triggering Event.
Accrued but unpaid dividends shall not bear interest. Dividends paid on the Series B Convertible Preferred Shares in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. Our board of directors may fix a record date for the determination of holders of Series B Convertible Preferred Shares entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 30 days prior to the date fixed for the payment thereof.
Share History
Share Issuances

Our predecessor, Ocean Holdings Inc., was formed as a corporation in January 2000 under the laws of the Republic of the Marshall Islands and renamed Top Tankers Inc. in May 2004. In December 2007, Top Tankers Inc. was renamed Top Ships Inc. Our common shares are currently listed on the Nasdaq Capital Market under the symbol "TOPS."

On March 19, 2014, we acquired five newbuilding vessels under construction, the M/T Stenaweco Evolution, the M/T Eco Fleet, the M/T Eco Revolution, M/T Stenaweco Excellence, and M/T Nord Valiant through share purchase agreements with their respective shipowning company which were affiliated with our President, Chief Executive Officer and Director, Evangelos J. Pistiolis and unrelated third parties for an aggregate purchase price of $43.3 million, paid as follows: $2.5 million in cash and $40.8 million in 583,321 newly-issued common shares, issued at $70.00 per share.
On April 21, 2014, we effected a 1-for-7 reverse stock split of our common shares. There was no change in the number of our authorized common shares.
On June 11, 2014, we completed a public offering of 10,000,000 of our common shares and warrants to purchase 5,000,000 of our common shares at $2.00 per common share and $0.00001 per warrant (one warrant was originally given the right to purchase one common share). The warrants had an exercise price of $2.50 per share, which is adjustable, were exercisable immediately, and expire five years from the date of issuance. In addition, the underwriters partially exercised their overallotment option to purchase an additional 660,000 common shares and 330,000 warrants to purchase common shares. The underwriters also received as compensation 300,000 representative warrants, or the Representative Warrants, to purchase our common shares with an adjustable exercise price of $25 per share. The amounts discussed in the above paragraph do not reflect the 1-for-10 reverse stock split effected on February 22, 2016.
On December 23, 2015, we entered into an agreement with Family Trading for the latter to assume the outstanding $3.8 million balance payable on the early termination of the bareboat charter for the M/T Delos. As consideration for the assumption of this liability, on January 12, 2016, we issued 1,355,816 of our common shares to Family Trading. We retained the right to buy back up to 60% of these shares at any time until December 31, 2016.
On February 22, 2016, we effected a 1-for-10 reverse stock split of our common shares. There was no change in the number of our authorized common shares.
On February 25, 2016, we issued 68,674 restricted common shares to Sovereign Holdings Inc., a company that may be deemed to be owned by the Lax Trust, an irrevocable trust established for the benefit of certain family members of Evangelos J. Pistiolis, our President, Chief Executive Officer and Director.
On February 26, 2016, and March 2, 2016, we issued 25,000 common shares on each day, respectively, upon the exercise of two equal increments of 28,090 Warrants.
From August 2016 to the date of this prospectus, we issued 2,141,760 common shares, upon the exercise of 2,604,275 Warrants.
On November 22, 2016, we entered into a securities purchase agreement with the Selling Securityholder, or the Securities Purchase Agreement, pursuant to which we sold up to 3,160 Series B Convertible Preferred Shares, which are convertible into our common shares pursuant to the terms of the Certificate of Designation of the Series B Convertible Preferred Shares, to the Selling Securityholder for up to $3.0 million. The Selling Securityholder purchased 1,579 Series B Convertible Preferred Shares at the initial closing of the Transaction and 527 Series B Convertible Preferred Shares on November 28, 2016 for a total of $2.0 million, and has waived the right to purchase any additional Series B Preferred Shares. This prospectus covers resales from time to time by the Selling Securityholder of up to 1,000,000 of our common shares underlying the Series B Convertible Preferred Shares.
Equity Incentive Plan

In April 2005, our Board of Directors adopted our 2005 Stock Incentive Plan, which was amended and restated in December 2009, or the Amended and Restated 2005 Plan, under which our officers, key employees and directors were eligible to receive grants of stock appreciation rights, dividend equivalent rights, restricted stock, unrestricted stock, restricted stock units, and performance shares at the discretion of our Board of Directors.
On February 12, 2013, we granted 714 shares to our President, Chief Executive Officer and Director, Evangelos J. Pistiolis, which were issued to Sovereign. The shares vested six months from the date of grant, however, as the shares granted to Mr. Pistiolis did not contain any future service vesting conditions, all such shares were considered vested shares on the grant date. The fair value of each share on the grant date was $73.5.

On September 26, 2013, we granted 1,285 shares to two of our officers. The shares vested six months from the date of grant, however, as these shares did not contain any future service vesting conditions, all such shares were considered vested shares on the grant date. The fair value of each share on the grant date was $131.6.
On December 18, 2013, we granted 714 shares to our President, Chief Executive Officer and Director, Evangelos J. Pistiolis which were issued to Sovereign on January 17, 2014. The shares vested six months from the date of grant, however, as the shares granted to Mr. Pistiolis did not contain any future service vesting conditions, all such shares were considered vested shares on the grant date. The fair value of each share on the grant date was $112.00.
The Amended and Restated 2005 Plan expired in April 2015.
On April 15, 2015, our Board of Directors adopted the 2015 Stock Incentive Plan, or the 2015 Plan, under which our directors, officers, key employees as well as consultants and service providers may be granted non-qualified stock options, stock appreciation rights, restricted stock, restricted stock units, dividend equivalents, unrestricted stock and other-equity based-related awards. A total of 190,000 common shares were reserved for issuance under the 2015 Plan, which is administered by the Compensation Committee of the Board of Directors.
On April 15, 2015, we granted 183,000 restricted shares under the 2015 Plan to Central Mare Inc., a related party affiliated with the family of Evangelos J. Pistiolis, our President, Chief Executive Officer and Director. The shares will vest equally over a period of eight years from the date of grant. The fair value of each share on the grant date was $10.90.
On June 30, 2015, 22,875 shares of the 2015 Plan vested. The fair value of each share on the vesting date was $10.30.
On June 30, 2016, 22,875 shares of the 2015 Plan vested. The fair value of each share on the vesting date was $1.69.
Shareholder Meetings

Under our Amended and Restated By-Laws, annual shareholder meetings will be held at a time and place selected by our Board of Directors. The meetings may be held in or outside of the Marshall Islands. Special meetings of the shareholders, unless otherwise prescribed by law, may be called for any purpose or purposes at any time exclusively by the Board of Directors. Notice of every annual and special meeting of shareholders shall be given at least 15 but not more than 60 days before such meeting to each shareholder of record entitled to vote thereat.
Directors

Our directors are elected by a plurality of the votes cast at a meeting of the shareholders by the holders of shares entitled to vote in the election. Our Third Amended and Restated Articles of Incorporation and Amended and Restated By-Laws prohibit cumulative voting in the election of directors.
The Board of Directors must consist of at least one member and not more than twelve, as fixed from time to time by the vote of not less than 66 2/3% of the entire board. Each director shall be elected to serve until the third succeeding annual meeting of shareholders and until his successor shall have been duly elected and qualified, except in the event of his death, resignation, removal, or the earlier termination of his term of office. The Board of Directors has the authority to fix the amounts which shall be payable to the members of our Board of Directors, and to members of any committee, for attendance at any meeting or for services rendered to us.
Classified Board

Our Amended and Restated Articles of Incorporation provide for the division of our Board of Directors into three classes of directors, with each class as nearly equal in number as possible, serving staggered, three-year terms. Approximately one-third of our Board of Directors will be elected each year. This classified board provision could discourage a third party from making a tender offer for our shares or attempting to obtain control of our company. It could also delay shareholders who do not agree with the policies of the Board of Directors from removing a majority of the Board of Directors for two years.

Election and Removal

Our Third Amended and Restated Articles of Incorporation and Amended and Restated By-Laws require parties other than the Board of Directors to give advance written notice of nominations for the election of directors. Our Third Amended and Restated Articles of Incorporation provide that our directors may be removed only for cause and only upon the affirmative vote of the holders of at least 80% of the outstanding shares of our capital stock entitled to vote for those directors. These provisions may discourage, delay or prevent the removal of incumbent officers and directors.
Dissenters' Rights of Appraisal and Payment

Under the BCA, our shareholders have the right to dissent from various corporate actions, including certain mergers or consolidations or sales of all or substantially all of our assets not made in the usual course of our business, and receive payment of the fair value of their shares, subject to exceptions. For example, the right of a dissenting shareholder to receive payment of the fair value of his shares is not available if for the shares of any class or series of shares, which shares at the record date fixed to determine the shareholders entitled to receive notice of and vote at the meeting of shareholders to act upon the agreement of merger or consolidation, were either (1) listed on a securities exchange or admitted for trading on an interdealer quotation system or (2) held of record by more than 2,000 holders. In the event of any further amendment of the articles, a shareholder also has the right to dissent and receive payment for his or her shares if the amendment alters certain rights in respect of those shares. The dissenting shareholder must follow the procedures set forth in the BCA to receive payment. In the event that we and any dissenting shareholder fail to agree on a price for the shares, the BCA procedures involve, among other things, the institution of proceedings in the High Court of the Republic of the Marshall Islands or in any appropriate court in any jurisdiction in which our shares are primarily traded on a local or national securities exchange. The value of the shares of the dissenting shareholder is fixed by the court after reference, if the court so elects, to the recommendations of a court-appointed appraiser.
Shareholders' Derivative Actions

Under the BCA, any of our shareholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the shareholder bringing the action is a holder of our common shares both at the time the derivative action is commenced and at the time of the transaction to which the action relates. On November 20, 2014, we amended our Amended and Restated By-Laws to provide that unless we consent in writing to the selection of alternative forum, the sole and exclusive forum for (i) any shareholders' derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company or the Company's shareholders, (iii) any action asserting a claim arising pursuant to any provision of the BCA, or (iv) any action asserting a claim governed by the internal affairs doctrine shall be the High Court of the Republic of the Marshall Islands, in all cases subject to the court's having personal jurisdiction over the indispensable parties named as defendants.
Anti-takeover Provisions of our Charter Documents

Several provisions of our Third Amended and Restated Articles of Incorporation and Amended and Restated By-Laws may have anti-takeover effects. These provisions are intended to avoid costly takeover battles, lessen our vulnerability to a hostile change of control and enhance the ability of our Board of Directors to maximize shareholder value in connection with any unsolicited offer to acquire us. However, these anti-takeover provisions, which are summarized below, could also discourage, delay or prevent (1) the merger or acquisition of our company by means of a tender offer, a proxy contest or otherwise, that a shareholder may consider in its best interest and (2) the removal of incumbent officers and directors.

Business Combinations

Our Third Amended and Restated Articles of Incorporation include provisions which prohibit the Company from engaging in a business combination with an interested shareholder for a period of three years after the date of the transaction in which the person became an interested shareholder, unless:
•
prior to the date of the transaction that resulted in the shareholder becoming an interested shareholder, the Board approved either the business combination or the transaction that resulted in the shareholder becoming an interested shareholder;

•
upon consummation of the transaction that resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced;

•
at or subsequent to the date of the transaction that resulted in the shareholder becoming an interested shareholder, the business combination is approved by the Board and authorized at an annual or special meeting of shareholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested shareholder; and

•	the shareholder became an interested shareholder prior to the consummation of the initial public offering.
Limited Actions by Shareholders

Our Third Amended and Restated Articles of Incorporation and our Amended and Restated By-Laws provide that any action required or permitted to be taken by our shareholders must be effected at an annual or special meeting of shareholders or by the unanimous written consent of our shareholders.
Our Third Amended and Restated Articles of Incorporation and our Amended and Restated By-Laws provide that only our Board of Directors may call special meetings of our shareholders and the business transacted at the special meeting is limited to the purposes stated in the notice. Accordingly, a shareholder may be prevented from calling a special meeting for shareholder consideration of a proposal over the opposition of our Board of Directors and shareholder consideration of a proposal may be delayed until the next annual meeting.
Blank Check Preferred Stock

Under the terms of our Third Amended and Restated Articles of Incorporation, our Board of Directors has authority, without any further vote or action by our shareholders, to issue up to 20,000,000 shares of blank check preferred stock. Our Board of Directors may issue shares of preferred stock on terms calculated to discourage, delay or prevent a change of control of our company or the removal of our management.
Super-majority Required for Certain Amendments to Our By-Laws

On February 28, 2007, we amended our by-laws to require that amendments to certain provisions of our by-laws may be made when approved by a vote of not less than 66 2/3% of the entire Board of Directors. These provisions that require not less than 66 2/3% vote of the Board of Directors to be amended are provisions governing: the nature of business to be transacted at our annual meetings of shareholders, the calling of special meetings by our Board of Directors, any amendment to change the number of directors constituting our Board of Directors, the method by which our Board of Directors is elected, the nomination procedures of our Board of Directors, removal of our Board of Directors and the filling of vacancies on our Board of Directors.
Stockholder Rights Agreement
On September 14, 2016, our Board of Directors declared a dividend of one preferred share purchase right (a "Right") for each outstanding common share and adopted a shareholder rights plan, as set forth in the Stockholders Rights Agreement dated as of September 22, 2016 (the "Rights Agreement"), by and between the Company and Computershare Trust Company, N.A., as rights agent.

The Board adopted the Rights Agreement to protect shareholders from coercive or otherwise unfair takeover tactics. In general terms, it works by imposing a significant penalty upon any person or group that acquires 15% or more of our outstanding common shares without the approval of the Board. If a shareholder's beneficial ownership of our common shares as of the time of the public announcement of the rights plan and associated dividend declaration is at or above the applicable threshold, that shareholder's then-existing ownership percentage would be grandfathered, but the rights would become exercisable if at any time after such announcement, the shareholder increases its ownership percentage by 1% or more.
The Rights may have anti-takeover effects. The Rights will cause substantial dilution to any person or group that attempts to acquire us without the approval of our Board. As a result, the overall effect of the Rights may be to render more difficult or discourage any attempt to acquire us. Because our Board can approve a redemption of the Rights for a permitted offer, the Rights should not interfere with a merger or other business combination approved by our Board.
For those interested in the specific terms of the Rights Agreement, we provide the following summary description. Please note, however, that this description is only a summary, and is not complete, and should be read together with the entire Rights Agreement, which is an exhibit to the Form 8-A filed by us on September 22, 2016 and incorporated herein by reference. The foregoing description of the Rights Agreement is qualified in its entirety by reference to such exhibit.
The Rights. The Rights trade with, and are inseparable from, our common shares. The Rights are evidenced only by certificates that represent our common shares. New Rights will accompany any new common shares of the Company issues after October 5, 2016 until the Distribution Date described below.
Exercise Price. Each Right allows its holder to purchase from the Company one one-thousandth of a share of Series A Participating Preferred Stock (a "Preferred Share") for $50.00 (the "Exercise Price"), once the Rights become exercisable. This portion of a Preferred Share will give the shareholder approximately the same dividend, voting and liquidation rights as would one common share. Prior to exercise, the Right does not give its holder any dividend, voting, or liquidation rights.
Exercisability. The Rights are not exercisable until ten days after the public announcement that a person or group has become an "Acquiring Person" by obtaining beneficial ownership of 15% or more of our outstanding common shares.
Certain synthetic interests in securities created by derivative positions — whether or not such interests are considered to be ownership of the underlying common shares or are reportable for purposes of Regulation 13D of the Securities Exchange Act of 1934, as amended— are treated as beneficial ownership of the number of our common shares equivalent to the economic exposure created by the derivative position, to the extent our actual common shares are directly or indirectly held by counterparties to the derivatives contracts. Swaps dealers unassociated with any control intent or intent to evade the purposes of the Rights Agreement are excepted from such imputed beneficial ownership.
For persons who, prior to the time of public announcement of the Rights Agreement, beneficially own 15% or more of our outstanding common shares, the Rights Agreement "grandfathers" their current level of ownership, so long as they do not purchase additional shares in excess of certain limitations.
The date when the Rights become exercisable is the "Distribution Date." Until that date, our common share certificates (or, in the case of uncertificated shares, by notations in the book-entry account system) will also evidence the Rights, and any transfer of our common shares will constitute a transfer of Rights. After that date, the Rights will separate from our common shares and will be evidenced by book-entry credits or by Rights certificates that the Company will mail to all eligible holders of our common shares. Any Rights held by an Acquiring Person are null and void and may not be exercised.

Preferred Share Provisions

Each one one-thousandth of a Preferred Share, if issued, will, among other things:
•	not be redeemable;
•
entitle holders to quarterly dividend payments in an amount per share equal to the aggregate per share amount of all cash dividends, and the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in our common shares or a subdivision of the our outstanding common shares (by reclassification or otherwise), declared on our common shares since the immediately preceding quarterly dividend payment date; and

•	entitle holders to one vote on all matters submitted to a vote of the shareholders of the Company.
The value of one one-thousandth interest in a Preferred Share should approximate the value of one common share.
Consequences of a Person or Group Becoming an Acquiring Person.

•
Flip In.  If an Acquiring Person obtains beneficial ownership of 15% or more of our common shares, then each Right will entitle the holder thereof to purchase, for the Exercise Price, a number of our common shares (or, in certain circumstances, cash, property or other securities of the Company) having a then-current market value of twice the Exercise Price. However, the Rights are not exercisable following the occurrence of the foregoing event until such time as the Rights are no longer redeemable by the Company, as further described below.

Following the occurrence of an event set forth in preceding paragraph, all Rights that are or, under certain circumstances specified in the Rights Agreement, were beneficially owned by an Acquiring Person or certain of its transferees will be null and void.
•
Flip Over. If, after an Acquiring Person obtains 15% or more of our common shares, (i) the Company merges into another entity; (ii) an acquiring entity merges into the Company; or (iii) the Company sells or transfers 50% or more of its assets, cash flow or earning power, then each Right (except for Rights that have previously been voided as set forth above) will entitle the holder thereof to purchase, for the Exercise Price, a number of our common shares of the person engaging in the transaction having a then-current market value of twice the Exercise Price.

•
Notional Shares. Shares held by affiliates and associates of an Acquiring Person, including certain entities in which the Acquiring Person beneficially owns a majority of the equity securities, and Notional Common Shares (as defined in the Rights Agreement) held by counterparties to a Derivatives Contract (as defined in the Rights Agreement) with an Acquiring Person, will be deemed to be beneficially owned by the Acquiring Person.

Redemption. The Board may redeem the Rights for $0.01 per Right at any time before any person or group becomes an Acquiring Person. If the Board redeems any Rights, it must redeem all of the Rights. Once the Rights are redeemed, the only right of the holders of the Rights will be to receive the redemption price of $0.01 per Right. The redemption price will be adjusted if the Company has a stock dividend or a stock split.
Exchange. After a person or group becomes an Acquiring Person, but before an Acquiring Person owns 50% or more of our outstanding common shares, the Board may extinguish the Rights by exchanging one common share or an equivalent security for each Right, other than Rights held by the Acquiring Person. In certain circumstances, the Company may elect to exchange the Rights for cash or other securities of the Company having a value approximately equal to one common share.
Expiration. The Rights expire on the earliest of (i) September 22, 2026; or (ii) the redemption or exchange of the Rights as described above.

Anti-Dilution Provisions. The Board may adjust the purchase price of the Preferred Shares, the number of Preferred Shares issuable and the number of outstanding Rights to prevent dilution that may occur from a stock dividend, a stock split, or a reclassification of the Preferred Shares or our common shares. No adjustments to the Exercise Price of less than 1% will be made.
Amendments. The terms of the Rights and the Rights Agreement may be amended in any respect without the consent of the holders of the Rights on or prior to the Distribution Date. Thereafter, the terms of the Rights and the Rights Agreement may be amended without the consent of the holders of Rights, with certain exceptions, in order to (i) cure any ambiguities; (ii) correct or supplement any provision contained in the Rights Agreement that may be defective or inconsistent with any other provision therein; (iii) shorten or lengthen any time period pursuant to the Rights Agreement; or (iv) make changes that do not adversely affect the interests of holders of the Rights (other than an Acquiring Person or an affiliate or associate of an Acquiring Person).
Taxes. The distribution of Rights should not be taxable for federal income tax purposes. However, following an event that renders the Rights exercisable or upon redemption of the Rights, shareholders may recognize taxable income.
Transfer Agent
The registrar and transfer agent for our common shares is Computershare Trust Company, Inc.
Listing
Our common shares traded on the Nasdaq Capital Market under the symbol "TOPS."

DESCRIPTION OF DEBT SECURITIES
We may offer and issue debt securities from time to time in one or more series, under one or more indentures, each dated as of a date on or prior to the issuance of the debt securities to which it relates, and pursuant to an applicable prospectus supplement.  We may issue senior debt securities and subordinated debt securities pursuant to separate indentures, a senior indenture and a subordinated indenture, respectively, in each case between us and the trustee named in the indenture.  We have filed forms of these documents as exhibits to the registration statement, of which this prospectus forms a part.  The senior indenture and the subordinated indenture, as amended or supplemented from time to time, are sometimes referred to individually as an "indenture" and collectively as the "indentures." Each indenture will be subject to and governed by the Trust Indenture Act and will be construed in accordance with and governed by the laws of the State of New York (without giving effect to any principles thereof relating to conflicts of law that would result in the application of the laws of any other jurisdiction) unless otherwise stated in the applicable prospectus supplement and indenture (or post-effective amendment hereto).  The aggregate principal amount of debt securities that may be issued under each indenture will contain the specific terms of any series of debt securities or provide that those terms must be set forth in or determined pursuant to, an authorizing resolution, as defined in the applicable prospectus supplement, and/or a supplemental indenture, if any, relating to such series.  Our debt securities may be convertible or exchangeable into any of our equity or other debt securities.
The following description sets forth certain general terms and provisions of the debt securities. The particular terms and provisions of the debt securities offered by any prospectus supplement, and the extent to which the general terms and provisions described below may apply to the offered debt securities, will be described in the applicable subsequent filings. We refer to any applicable prospectus supplement, amendment to the registration statement of which this prospectus forms a part, and reports we file with the Commission under the Exchange Act as "subsequent filings." The statements below are not complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the applicable indenture. The specific terms of any debt securities that we may offer, including any modifications of, or additions to, the general terms described below as well as any applicable material U.S. federal income tax considerations concerning the ownership of such debt securities will be described in the applicable prospectus supplement and indenture and, as applicable, supplemental indenture. Accordingly, for a complete description of the terms of a particular issue of debt securities, the general description of the debt securities set forth below should be read in conjunction with the applicable prospectus supplement and indenture, as amended or supplemented from time to time.
General
We expect that neither indenture will limit the amount of debt securities that may be issued.  The debt securities may be issued in one or more series.
You should read the applicable indenture and subsequent filings relating to the particular series of debt securities for the following terms of the offered debt securities:
•	the designation, aggregate principal amount and authorized denominations;
•	the issue price, expressed as a percentage of the aggregate principal amount;
•	the maturity date;
•	the interest rate per annum, if any;
•
if the debt securities provide for interest payments, the date from which interest will accrue, the dates on which interest will be payable, the date on which payment of interest will commence and the regular record dates for interest payment dates;

•	any optional or mandatory sinking fund provisions or exchangeability provisions;

•	the terms and conditions upon which conversion of any convertible debt securities may be effected, including the conversion price, the conversion period and other conversion provisions;
•	whether the debt securities will be our senior or subordinated securities;
•	whether the obligations under the debt securities will be our secured or unsecured obligations;
•	the applicability and terms of any guarantees;
•
the date, if any, after which and the price or prices at which the debt securities may be optionally redeemed or must be mandatorily redeemed and any other terms and provisions of optional or mandatory redemptions;

•	if other than denominations of $1,000 and any integral multiple thereof, the denominations in which the debt securities of the series will be issuable;
•	if other than the full principal amount, the portion of the principal amount of the debt securities of the series that will be payable upon acceleration or provable in bankruptcy;
•	any events of default not set forth in this prospectus;
•	the currency or currencies, including composite currencies, in which principal, premium and interest will be payable, if other than the currency of the United States of America;
•
if principal, premium or interest is payable, at our election or at the election of any holder, in a currency other than that in which the debt securities of the series are stated to be payable, the period or periods within which, and the terms and conditions upon which, the election may be made;

•	whether interest will be payable in cash or additional securities at our or the holder's option and the terms and conditions upon which the election may be made;
•
if denominated in a currency or currencies other than the currency of the United States of America, the equivalent price in the currency of the United States of America for purposes of determining the voting rights of holders of those debt securities under the applicable indenture;

•
if the amount of payments of principal, premium or interest may be determined with reference to an index, formula or other method based on a coin or currency other than that in which the debt securities of the series are stated to be payable, the manner in which the amounts will be determined;

•	any restrictive covenants or other material terms relating to the debt securities;
•	whether the debt securities will be issued in the form of global securities or certificates in registered or bearer form;
•	any listing on any securities exchange or quotation system;
•	additional provisions, if any, related to defeasance and discharge of the debt securities; and
•	any other special features of the debt securities.
Subsequent filings may include additional terms not listed above. Unless otherwise indicated in subsequent filings with the Commission relating to the indenture, principal, premium and interest will be payable and the debt securities will be transferable at the corporate trust office of the applicable trustee. Unless other arrangements are made or set forth in subsequent filings or a supplemental indenture, principal, premium and interest will be paid by checks mailed to the registered holders at their registered addresses.

Unless otherwise indicated in subsequent filings with the Commission, the debt securities will be issued only in fully registered form without coupons, in denominations of $1,000 or any integral multiple thereof. No service charge will be made for any transfer or exchange of the debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with these debt securities.
Some or all of the debt securities may be issued as discounted debt securities, bearing no interest or interest at a rate which at the time of issuance is below market rates, to be sold at a substantial discount below the stated principal amount. United States federal income tax consequences and other special considerations applicable to any discounted securities will be described in subsequent filings with the Commission relating to those securities.
Senior Debt
We may issue senior debt securities, which may be secured or unsecured, under the senior debt indenture. The senior debt securities will rank on an equal basis with all our other senior debt except subordinated debt.  The senior debt securities will be effectively subordinated, however, to all of our secured debt to the extent of the value of the collateral securing such debt. We will disclose the amount of our debt in the prospectus supplement.
Subordinated Debt
We may issue subordinated debt securities under a subordinated debt indenture.  Subordinated debt would rank subordinate and junior in right of payment, to the extent set forth in the subordinated debt indenture, to all our senior debt.
Covenants
Any series of debt securities may have covenants in addition to or differing from those included in the applicable indenture which will be described in subsequent filings prepared in connection with the offering of such securities, limiting or restricting, among other things:
•	our ability to incur either secured or unsecured debt, or both;
•	our ability to make certain payments, dividends, redemptions or repurchases;
•	our ability to create dividend and other payment restrictions affecting our subsidiaries;
•	our ability to make investments;
•	mergers and consolidations by us or our subsidiaries;
•	sales of assets by us;
•	our ability to enter into transactions with affiliates;
•	our ability to incur liens; and
•	sale and leaseback transactions.
Modification of the Indentures
We expect that each indenture and the rights of the respective holders may be modified by us only with the consent of holders of not less than a majority in aggregate principal amount of the outstanding debt securities of all series under the respective indenture affected by the modification, taken together as a class. But we expect that no modification that:

1.	changes the amount of securities whose holders must consent to an amendment, supplement or waiver;
2.
reduces the rate of or changes the interest payment time on any security or alters its redemption provisions (other than any alteration to any such section which would not materially adversely affect the legal rights of any holder under the indenture) or the price at which we are required to offer to purchase the securities;

3.	reduces the principal or changes the maturity of any security or reduces the amount of, or postpones the date fixed for, the payment of any sinking fund or analogous obligation;
4.
waives a default or event of default in the payment of the principal of or interest, if any, on any security (except a rescission of acceleration of the securities of any series by the holders of at least a majority in principal amount of the outstanding securities of that series and a waiver of the payment default that resulted from such acceleration);

5.	makes the principal of or interest, if any, on any security payable in any currency other than that stated in the security;
6.
makes any change with respect to holders' rights to receive principal and interest, the terms pursuant to which defaults can be waived, certain modifications affecting shareholders or certain currency-related issues; or

7.
waives a redemption payment with respect to any security or changes any of the provisions with respect to the redemption of any securities will be effective against any holder without his consent. In addition, other terms as specified in subsequent filings may be modified without the consent of the holders.

Events of Default
We expect that each indenture will define an event of default for the debt securities of any series as being any one of the following events:
•	default in any payment of interest when due which continues for 30 days;
•	default in any payment of principal or premium at maturity;
•	default in the deposit of any sinking fund payment when due;
•	default in the performance of any covenant in the debt securities or the applicable indenture which continues for 60 days after we receive notice of the default;
•
default under a bond, debenture, note or other evidence of indebtedness for borrowed money by us or our subsidiaries (to the extent we are directly responsible or liable therefor) having a principal amount in excess of a minimum amount set forth in the applicable subsequent filings, whether such indebtedness now exists or is hereafter created, which default shall have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such acceleration having been rescinded or annulled or cured within 30 days after we receive notice of the default; and

•	events of bankruptcy, insolvency or reorganization.
An event of default of one series of debt securities will not necessarily constitute an event of default with respect to any other series of debt securities.

There may be such other or different events of default as described in an applicable subsequent filings with respect to any class or series of debt securities.
We expect that under each indenture, in case an event of default occurs and continues for the debt securities of any series, the applicable trustee or the holders of not less than 25% in aggregate principal amount of the debt securities then outstanding of that series may declare the principal and accrued but unpaid interest of the debt securities of that series to be due and payable. Further, any event of default for the debt securities of any series which has been cured is expected to be permitted to be waived by the holders of a majority in aggregate principal amount of the debt securities of that series then outstanding.
We expect that each indenture will require us to file annually after debt securities are issued under that indenture with the applicable trustee a written statement signed by two of our officers as to the absence of material defaults under the terms of that indenture. We also expect that each indenture will provide that the applicable trustee may withhold notice to the holders of any default if it considers it in the interest of the holders to do so, except notice of a default in payment of principal, premium or interest.
Subject to the duties of the trustee in case an event of default occurs and continues, we expect that each indenture will provide that the trustee is under no obligation to exercise any of its rights or powers under that indenture at the request, order or direction of holders unless the holders have offered to the trustee reasonable indemnity. Subject to these provisions for indemnification and the rights of the trustee, each indenture is expected to provide that the holders of a majority in principal amount of the debt securities of any series then outstanding have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee as long as the exercise of that right does not conflict with any law or the indenture.
Defeasance and Discharge
The terms of each indenture are expected to provide us with the option to be discharged from any and all obligations in respect of the debt securities issued thereunder upon the deposit with the trustee, in trust, of money or United States government obligations, or both, which through the payment of interest and principal in accordance with their terms will provide money in an amount sufficient to pay any installment of principal, premium and interest on, and any mandatory sinking fund payments in respect of, the debt securities on the stated maturity of the payments in accordance with the terms of the debt securities and the indenture governing the debt securities. We expect that this right may only be exercised if, among other things, we have received from, or there has been published by, the United States Internal Revenue Service a ruling to the effect that such a discharge will not be deemed, or result in, a taxable event with respect to holders. This discharge would not apply to our obligations to register the transfer or exchange of debt securities, to replace stolen, lost or mutilated debt securities, to maintain paying agencies and hold moneys for payment in trust.
Defeasance of Certain Covenants
We expect that the terms of the debt securities provide us with the right not to comply with specified covenants and that specified events of default described in a subsequent filing will not apply provided we deposit with the trustee money or U.S. government obligations, or both, which through the payment of interest and principal will provide money in an amount sufficient to pay any installment of principal, premium, and interest on, and any mandatory sinking fund payments in respect of, the debt securities on the stated maturity of such payments in accordance with the terms of the debt securities and the indenture governing such debt securities. We expect that to exercise this right, we will also be required to deliver to the trustee an opinion of counsel to the effect that the deposit and related covenant defeasance should not cause the holders of such series to recognize income, gain or loss for United States federal income tax purposes.
Global Securities
The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depository identified in an applicable subsequent filing and registered in the name of the depository or a nominee for the depository. In such a case, one or more global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding debt securities of the series to be represented by the global security or securities.

Unless and until it is exchanged in whole or in part for debt securities in definitive certificated form, a global security may not be transferred except as a whole by the depository for the global security to a nominee of the depository or by a nominee of the depository to the depository or another nominee of the depository or by the depository or any nominee to a successor depository for that series or a nominee of the successor depository and except in the circumstances described in an applicable subsequent filing.
We refer you to applicable subsequent filings with respect to any deletions or additions or modifications from the description contained in this prospectus.

DESCRIPTION OF WARRANTS
We may issue warrants to purchase our debt or equity securities. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities.  Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.  We expect that such terms will include, among others:
•	the title of such warrants;
•	the aggregate number of such warrants;
•	the price or prices at which such warrants will be issued;
•	the number and type of our securities purchasable upon exercise of such warrants;
•	the price at which our securities purchasable upon exercise of such warrants may be purchased;
•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;
•	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;
•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;
•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;
•	information with respect to book-entry procedures, if any;
•	if applicable, a discussion of any material United States federal income tax considerations; and
•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

DESCRIPTION OF PURCHASE CONTRACTS
We may issue purchase contracts for the purchase or sale of any of our debt or equity securities issued by us.
Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities, at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the securities otherwise deliverable, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities, and any acceleration, cancellation or termination provisions, provisions relating to U.S. federal income tax considerations, if any, or other provisions relating to the settlement of a purchase contract.
The purchase contracts may require us to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or pre-funded on some basis. The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued. Our obligation to settle such pre-paid purchase contracts on the relevant settlement date may constitute indebtedness. Accordingly, pre-paid purchase contracts will be issued under either the senior indenture or the subordinated indenture.

DESCRIPTION OF RIGHTS
 We may issue rights to purchase our equity securities. These rights may be issued independently or together with any other security offered by this prospectus and may or may not be transferable by the shareholder receiving the rights in the rights offering. In connection with any rights offering, we may enter into a standby underwriting agreement with one or more underwriters pursuant to which the underwriter will purchase any securities that remain unsubscribed for upon completion of the rights offering.
The applicable prospectus supplement relating to any rights will describe the terms of the offered rights, including, where applicable, the following:
•	the exercise price for the rights;
•	the number of rights issued to each shareholder;
•	the extent to which the rights are transferable;
•	any other terms of the rights, including terms, procedures and limitations relating to the exchange and exercise of the rights;
•	the date on which the right to exercise the rights will commence and the date on which the right will expire;
•	the amount of rights outstanding;
•	the extent to which the rights include an over-subscription privilege with respect to unsubscribed securities; and
•	the material terms of any standby underwriting arrangement entered into by us in connection with the rights offering.
The description in the applicable prospectus supplement of any rights we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable rights certificate or rights agreement, which will be filed with the Commission if we offer rights. For more information on how you can obtain copies of any rights certificate or rights agreement if we offer rights, see "Where You Can Find Additional Information" of this prospectus. We urge you to read the applicable rights certificate, the applicable rights agreement and any applicable prospectus supplement in their entirety.

DESCRIPTION OF UNITS
As specified in the applicable prospectus supplement, we may issue units consisting of one or more of our purchase contracts, warrants, debt securities, preferred shares, common shares, rights or any combination of such securities. The applicable prospectus supplement will describe the terms of the offered units.  We expect that such terms will include, among others:
•
the terms of the units and of the purchase contracts, warrants, debt securities, preferred shares, common shares, and rights comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

•	a description of the terms of any unit agreement governing the units;
•	if applicable, a discussion of any material U.S. federal income tax considerations; and
•	a description of the provisions for the payment, settlement, transfer or exchange of the units.

ENFORCEABILITY OF CIVIL LIABILITIES
We are a Marshall Islands company, and our principal executive office is located outside of the United States in Greece. Some of our directors, officers and the experts named in this registration statement reside outside the United States. In addition, a substantial portion of our assets and the assets of certain of our directors, officers and experts are located outside of the United States. As a result, it may be difficult or impossible for U.S. investors to serve process within the United States upon us or any of these persons. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in United States courts against us or these persons in any action, including actions based upon the civil liability provisions of United States federal or state securities laws.
Furthermore, there is substantial doubt that courts in the countries in which we or our subsidiaries are incorporated or where our assets or the assets of our subsidiaries, directors or officers and such experts are located (i) would enforce judgments of U.S. courts obtained in actions against us or our subsidiaries, directors or officers and such experts based upon the civil liability provisions of applicable U.S. federal and state securities laws or (ii) would enforce, in original actions, liabilities against us or our subsidiaries, directors or officers and such experts based on those laws.

EXPENSES
The following are the estimated expenses of the issuance and distribution of the securities being registered under the registration statement of which this prospectus forms a part, all of which will be paid by us.
Commission registration fee		$23,467
FINRA filing fee		$30,871
Nasdaq listing fees	$	*
Legal fees and expenses	$	*
Accounting fees and expenses	$	*
Printing and engraving expenses	$	*
Transfer agent and registrar fees	$	*
Indenture trustee fees and expenses	$	*
Blue sky fees and expenses	$	*
Miscellaneous	$	*

Total	$	*

*	To be provided by a prospectus supplement or as an exhibit to Report on Form 6-K that is incorporated by reference into this registration statement.

LEGAL MATTERS
The validity of the securities offered by this prospectus will be passed upon for us by Seward & Kissel LLP, New York, New York with respect to matters of United States and Marshall Islands law.
EXPERTS
The financial statements incorporated in this Prospectus by reference from Top Ships Inc.'s annual report on Form 20-F for the year ended December 31, 2015, have been audited by Deloitte Certified Public Accountants S.A. (formerly known as Deloitte Hadjipavlou, Sofianos & Cambanis S.A.), an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. The offices of Deloitte Certified Public Accountants S.A. are located at Fragoklissias 3a & Granikou Str., 15125 Maroussi, Athens, Greece.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
As required by the Securities Act, we filed a registration statement relating to the securities offered by this prospectus with the Commission. This prospectus is a part of that registration statement, which includes additional information.
GOVERNMENT FILINGS
We file annual and special reports with the Commission. You may read and copy any document that we file and obtain copies at prescribed rates from the Commission's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling 1 (800) SEC-0330. The Commission maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. Our filings are also available on our website at http://www.tops.org. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus.
This prospectus and any prospectus supplement are part of a registration statement that we filed with the Commission and do not contain all of the information in the registration statement. The full registration statement may be obtained from the Commission or us, as indicated below. Forms of the indenture and other documents establishing the terms of the offered securities are filed as exhibits to the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement at the Commission's Public Reference Room in Washington, D.C., as well as through the Commission's website.

Information Incorporated by Reference
The Commission allows us to "incorporate by reference" information that we file with it. This means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the Commission prior to the termination of this offering will also be considered to be part of this prospectus and will automatically update and supersede previously filed information, including information contained in this document.
We incorporate by reference in this prospectus the documents listed below which have been filed with the Commission:
•
Report on Form 6-K filed with the Commission on January 10, 2017, which contains a Waiver Agreement between the Company and the Selling Securityholder dated January 9, 2017, waiving certain provisions contained in the Securities Purchase Agreement dated November 22, 2016.

•
Report on Form 6-K filed with the Commission on November 23, 2016, which contains the press release announcing the transaction with the Selling Securityholder and the Securities Purchase Agreement, Certificate of Designation and Registration Rights Agreement between the Company and the Selling Securityholder.

•
Report on Form 6-K filed with the Commission on September 13, 2016, which contains Management's Discussion and Analysis of Financial Condition and Results of Operations and the Company's unaudited interim condensed statements and related notes thereto of comprehensive income and balance sheets as and for the six months ended June 30, 2016.

•
Form 8-A, filed with the Commission on September 22, 2016, registering our Preferred Stock Purchase Rights under Section 12(b) of the Exchange Act, including any subsequent amendments or reports filed for the purpose of updating the description of Preferred Stock contained therein.

•
Annual Report on Form 20-F for the year ended December 31, 2015, filed with the Commission on April 26, 2016, which contains our audited consolidated financial statements for the most recent fiscal year for which those statements have been filed.

•
Form 8-A, filed with the Commission on July 21, 2004, registering our common shares, par value $0.01 per share, under Section 12(g) of the Exchange Act, including any subsequent amendments or reports filed for the purpose of updating the description of our common shares contained therein.

We are also incorporating by reference all subsequent Annual Reports on Form 20-F that we file with the Commission and certain reports on Form 6-K that we furnish to the Commission after the date of the initial filing of the registration statement of which this prospectus forms a part (if they state that they are incorporated by reference into this prospectus) until we file a post-effective amendment indicating that the offering of the securities made by this prospectus has been terminated. In all cases, you should rely on the later information over different information included in this prospectus or the prospectus supplement.
You should rely only on the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any accompanying prospectus supplement as well as the information we previously filed with the Commission and incorporated by reference, is accurate as of the dates on the front cover of those documents only. Our business, financial condition and results of operations and prospects may have changed since those dates.

You may request a free copy of the above mentioned filing or any subsequent filing we incorporate by reference to this prospectus by writing or telephoning us at the following address:
Top Ships Inc.
1 Vas. Sofias and Meg. Alexandrou Str,
15124 Maroussi, Greece
(011) 30 210 812-8180 (telephone number)

Information Provided by the Company
We will furnish holders of our common shares with Annual Reports containing audited financial statements and a report by our independent registered public accounting firm. The audited financial statements will be prepared in accordance with U.S. generally accepted accounting principles. As a "foreign private issuer," we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders. While we furnish proxy statements to shareholders in accordance with the rules of the Nasdaq Capital Market, those proxy statements do not conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. In addition, as a "foreign private issuer," our officers and directors are exempt from the rules under the Exchange Act relating to short swing profit reporting and liability.
Disclosure of Commission Position on Indemnification for Securities Act Liabilities
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.